Filed Pursuant to Rule 424(b)(5)
Registration No. 333-181644

The information in this preliminary prospectus supplement and accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 19, 2014

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 24, 2012)

$             % Senior Notes due

$             % Senior Notes due

We are offering $         aggregate principal amount of our     % senior notes due             (the “             notes”) and $         aggregate principal amount of our     % senior notes due             (the “             notes” and, together with the             notes, the “notes”). The             notes will pay interest semi-annually in cash in arrears on             and             of each year, beginning on                     , 2014. The             notes will pay interest semi-annually in cash in arrears on             and             of each year, beginning on                     , 2014. The notes are being issued in connection with our proposed purchase (the “GIP Purchase”) of certain limited partner and general partner interests in Access Midstream Partners, L.P. (“ACMP”) from certain entities managed by Global Infrastructure Management, L.L.C. (“GIP”). If the GIP Purchase has not closed by December 31, 2014, we will be required to redeem the notes of each series, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the notes of such series, plus accrued and unpaid interest thereon to the redemption date. The notes of both series may also be redeemed at our option, in whole but not in part, at any time prior to December 31, 2014 at a redemption price equal to 101% of the aggregate principal amount of the notes of the applicable series to be redeemed, plus accrued and unpaid interest thereon to the redemption date, if, in our judgment, the GIP Purchase will not be consummated on or prior to December 31, 2014 on substantially the terms described in this prospectus supplement. The net proceeds of this offering will not be deposited into an escrow account pending any such redemption of the notes. See “Description of the Notes — Special Mandatory Redemption.” We may redeem some or all of the notes of each series at any time or from time to time prior to                     ,          in the case of the             notes, or                     ,          in the case of the             notes, at a specified “make-whole” premium. We also have the option, with respect to the             notes, at any time on or after             (which is the date that is              months prior to the maturity date of the             notes), and with respect to the             notes, at any time on or after                     ,          (which is the date that is              months prior to the maturity date of the             notes), to redeem the notes of such series, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes of such series to be redeemed, plus accrued and unpaid interest thereon to the redemption date. See “Description of the Notes — Optional Redemption.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior indebtedness and senior to all of our future indebtedness that is expressly subordinated in right of payment to the notes.

Investing in our notes involves risks. Please read “Risk Factors” beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

	notes			notes
	Per note		Total	Per note		Total
Public offering price(1)		%	$		%	$
Underwriting discount and commissions		%	$		%	$
Proceeds to The Williams Companies, Inc. (before expenses)		%	$		%	$

(1)	Plus accrued interest from June , 2014, if settlement occurs after that date.

The underwriters expect to deliver the notes on or about June     , 2014, through the book-entry facilities of The Depository Trust Company, including its participants the Euroclear System and Clearstream Banking, S.A.

Joint Book-Running Managers

Barclays	Citigroup	UBS Investment Bank

Prospectus Supplement dated June     , 2014

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of the notes. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the offering of the notes varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information” on page S-55 of this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus relating to this offering of the notes. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

S-i

Prospectus Supplement

Prospectus dated May 24, 2012

S-ii

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus supplement and the documents incorporated herein by reference, excluding historical information, include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this prospectus supplement that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	the closing of, and the sources of funding for, the GIP Purchase;

•	expected production increases in the producing areas served by ACMP, as well as its levels of cash distributions with respect to general partner interests, incentive distribution rights, and limited partner interests;

•	increases in our fee-based revenues as a percentage of our gross margin following the GIP Purchase;

•	planned increases in our dividends following the GIP Purchase;

•	the timing of the drop-down of our remaining NGL & Petchem Services assets and projects;

•	the completion of the Proposed Merger (as defined below), including the approval of the Proposed Merger by the conflicts committees of ACMP and Williams Partners L.P. (“WPZ”), and the exchange ratio to be utilized in the Proposed Merger;

•	the benefits of the Proposed Merger to unitholders of ACMP and WPZ, respectively;

•	the operations, performance, levels of distributions, and distribution coverage of the merged partnership following the Proposed Merger;

•	our future credit ratings and the future credit ratings of WPZ and ACMP;

•	the expected timing for the restart of WPZ’s Geismar, Louisiana, olefins plant (the “Geismar Plant”);

•	the expected timing of receipt and amounts of proceeds from insurance claims related to the Geismar Plant;

•	amounts and the nature of future capital expenditures;

•	expansion and growth of our business and operations;

•	financial condition and liquidity;

•	business strategy;

•	cash flow from operations or results of operations, including cash flow per share following the GIP Purchase;

•	the levels of dividends to stockholders;

•	natural gas, natural gas liquids and olefins supply, prices and demand; and

•	demand for our services.

S-iii

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this prospectus supplement or in the documents incorporated herein by reference. You should carefully consider the risk factors discussed below in addition to the other information in this prospectus supplement and in the documents incorporated herein by reference. If any of the following risks were actually to occur, our business, results of operations and financial condition could be materially adversely affected. In that case, we might not be able to pay interest on, and the principal of, the notes, and holders of the notes could lose all or part of their investment. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	whether, during the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), applicable regulatory authorities require that we, ACMP or WPZ divest certain assets under applicable competition laws prior to consummation of the GIP Purchase;

•	whether ACMP will produce sufficient cash flows following the GIP Purchase to provide the level of cash distributions we expect;

•	ACMP’s reliance on a limited number of customers for a substantial majority of its revenues;

•	whether any nationally-recognized credit rating agency lowers our credit ratings or the credit ratings of ACMP or WPZ;

•	our ability to achieve our expected increases in the levels of quarterly dividends;

•	potential fluctuations in the market prices of WPZ’s or ACMP’s common units following our announcement of the Proposed Merger;

•	approval of the Proposed Merger, including by the conflicts committees of ACMP and WPZ;

•	our ability to successfully integrate the businesses of ACMP and WPZ in order to achieve the expected benefits of the Proposed Merger;

•	our ability to recover expected insurance proceeds related to the Geismar Plant;

•	whether we have sufficient cash to enable us to pay current and expected levels of dividends;

•	availability of supplies, market demand, and volatility of prices;

•	inflation, interest rates, fluctuation in foreign exchange rates and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	the strength and financial resources of our competitors and the effects of competition;

•	whether we are able to successfully identify, evaluate and execute investment opportunities;

•	our ability to acquire new businesses and assets and successfully integrate those operations and assets into our existing businesses, as well as successfully expand our facilities;

•	development of alternative energy sources;

•	the impact of operational and development hazards and unforeseen interruptions;

•	costs of, changes in, or the results of laws, government regulations (including safety and environmental regulations), environmental liabilities, litigation and rate proceedings;

•	our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	changes in maintenance and construction costs;

S-iv

•	changes in the current geopolitical situation;

•	our exposure to the credit risk of our customers and counterparties;

•	risks related to financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of capital;

•	the amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	risks associated with weather and natural phenomena, including climate conditions;

•	acts of terrorism, including cybersecurity threats and related disruptions; and

•	additional risks described in our filings with the Securities and Exchange Commission (the “SEC”).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in or incorporated into this prospectus supplement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk Factors” in this prospectus supplement.

S-v

CERTAIN DEFINITIONS

As used in this prospectus supplement, unless the context otherwise requires or indicates:

“Northwest Pipeline” refers to Northwest Pipeline, LLC.

“Partially Owned Entities” refers to the entities in which we do not own a 100 percent ownership interest and which are accounted for as equity method investments, including principally Aux Sable Liquid Products L.P., Caiman Energy II, LLC, Discovery Producer Services LLC, Gulfstream Natural Gas System, L.L.C., Laurel Mountain Midstream, LLC, and Overland Pass Pipeline Company LLC and, prior to the completion of the GIP Purchase, Access Midstream Partners GP, L.L.C. and Access Midstream Partners, L.P.

“Pipeline Entities” refers to Williams’ wholly- and partially-owned regulated pipeline entities, including principally Northwest Pipeline, Transco, Gulfstream Natural Gas System, L.L.C., Discovery Producer Services LLC, Overland Pass Pipeline Company LLC, and Black Marlin Pipeline LLC.

“Transco” refers to Transcontinental Gas Pipe Line Company, LLC.

“Williams Partners” and “WPZ” refer to Williams Partners L.P.

“Williams,” “we,” “our,” “us” and like terms refer to The Williams Companies, Inc. and its subsidiaries.

In addition, our industry uses many terms and acronyms that may not be familiar to you. To assist you in reading this prospectus supplement, we have provided below definitions of some of these terms.

British Thermal Units (Btu): When used in terms of volumes, Btu is used to refer to the amount of natural gas required to raise the temperature of one pound of water by one degree Fahrenheit at one atmospheric pressure.

FERC: Federal Energy Regulatory Commission.

Fractionation: The process by which a mixed stream of natural gas liquids is separated into its constituent products, such as ethane, propane and butane.

LNG: Liquefied natural gas. Natural gas which has been liquefied at cryogenic temperatures.

NGLs: Natural gas liquids. Natural gas liquids result from natural gas processing and crude oil refining and are used as petrochemical feedstocks, heating fuels and gasoline additives, among other applications.

NGL margins: NGL revenues less Btu replacement cost, plant fuel, transportation and fractionation.

Throughput: The volume of product transported or passing through a pipeline, plant, terminal or other facility.

S-vi

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference for a more complete understanding of this offering of the notes. Please read “Risk Factors” beginning on page S-7 of this prospectus supplement for information regarding risks you should consider before investing in the notes.

The Williams Companies, Inc.

We are primarily an energy infrastructure company focused on connecting North America’s significant hydrocarbon resource plays to growing markets for natural gas, NGLs, and olefins. Our operations are located principally in the United States, but span from the deepwater Gulf of Mexico to the Canadian oil sands.

Our interstate gas pipelines, domestic midstream, and domestic olefins production interests, as well as our Canadian midstream business, which processes oil sands and offgas and produces olefins for petrochemical feedstocks, are largely held through our significant investment in Williams Partners L.P. (WPZ), one of the largest energy master limited partnerships. We own the general partner interest and, as of June 13, 2014, a 64 percent limited-partner interest in WPZ. We also own a significant equity investment in Access Midstream Partners L.P. (“ACMP”), which owns midstream assets in major unconventional producing areas.

Recent Developments

Purchase of Equity Interests of Access Midstream Partners, L.P.

On June 15, 2014, we announced that we had entered into a purchase agreement dated June 14, 2014 (the “GIP Purchase Agreement”) with certain entities managed by GIP to acquire from such entities 48,742,361 common units of ACMP and 6,340,022 Convertible Class B Units of ACMP, and 500 limited liability company units, which constitutes 50 percent of the outstanding equity interests, of Access Midstream Ventures, L.L.C., the sole member of Access Midstream Partners GP, L.L.C. (“Access GP,” which serves as the general partner of ACMP and holds all of ACMP’s incentive distribution rights and a 2.0 percent general partner interest in ACMP). The consideration for the GIP Purchase is $5.995 billion, subject to decrease in an amount equal to any distributions received by the sellers on or after June 14, 2014 through the closing date, and further subject to an increase of $16.325 million per month from September 7, 2014 until the closing date.

Upon consummation of the GIP Purchase, we will indirectly own 100 percent of the outstanding equity of Access GP, and approximately 50 percent of the limited partner interests in ACMP (assuming no additional equity issuances by ACMP). ACMP is a publicly traded master limited partnership listed on the New York Stock Exchange (“NYSE”) that owns, operates, develops and acquires natural gas gathering systems and other midstream energy assets. ACMP is principally focused on natural gas gathering, the first segment of midstream energy infrastructure that connects natural gas produced at the wellhead to third-party takeaway pipelines.

We expect the GIP Purchase to close in the third quarter of 2014. Following the closing of the GIP Purchase, we plan to increase our third-quarter 2014 dividend by 32 percent to $0.56 per share.

The GIP Purchase will be funded through a combination of the net proceeds of this offering, the Common Stock Offering described below, borrowings under our revolving credit facility or the Bridge Facility described below, and cash on hand. This offering is not conditioned upon the completion of the GIP Purchase or the completion of the Common Stock Offering; however, in the event the GIP Purchase has not closed by

December 31, 2014, we will be required to redeem the notes of each series, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the notes of such series, plus accrued and unpaid interest thereon to the redemption date. The notes of both series may also be redeemed at our option prior to December 31, 2014, at a redemption price equal to 101% of the aggregate principal amount of the notes of the applicable series, plus accrued and unpaid interest thereon to the redemption date, if, in our judgment, the GIP Purchase will not be consummated on or prior to December 31, 2014 on substantially the terms described in this prospectus supplement. See “Description of the Notes — Special Mandatory Redemption” and “Description of the Notes — Optional Redemption.”

On June 17, 2014, we priced an offering of 53,000,000 shares of our common stock at a price to the public of $57.00 per share and granted the underwriters for such offering a 30-day option to purchase up to an additional 7,950,000 shares on the same terms, which option was exercised in full on June 18, 2014 (the “Common Stock Offering”). The Common Stock Offering is scheduled to close on June 23, 2014. The net proceeds of the Common Stock Offering are expected to be approximately $3.378 billion, which will be used to fund part of the consideration for the GIP Purchase.

We have obtained a backup financing commitment for an up to $5.995 billion bridge facility (the “Bridge Facility”) from affiliates of certain of the underwriters of this offering to fund the payment of the consideration for the GIP Purchase, if necessary. Pursuant to such commitment, the amount available for borrowing under the Bridge Facility will be reduced by the amount of any net proceeds received by us from this offering and the Common Stock Offering. See “Description of Other Indebtedness — Bridge Facility” for a description of the terms and conditions of the Bridge Facility.

Following our announcement of the GIP Purchase, we retained our investment-grade credit ratings at two of the three ratings agencies. A third agency reduced our credit rating one notch to sub-investment-grade as a result of the agency’s recently announced proposed change in ratings methodology for general partners, along with our announcements of the GIP Purchase and our plans to accelerate our transition to a GP holding company. WPZ retained its current investment-grade credit ratings.

The agreement governing the GIP Purchase includes customary representations, warranties, covenants and indemnities. The agreement is also subject to customary closing conditions, including the expiration or early termination of the applicable waiting period under the HSR Act, and contains certain termination rights for the parties, including if the closing of the transactions contemplated by the agreement does not occur by December 31, 2014. The closing of the GIP Purchase is not conditioned upon the consummation of the Proposed Merger (defined below).

Proposed Merger of WPZ and ACMP

On June 15, 2014, we announced that we are proposing the merger of WPZ with and into ACMP (the “Proposed Merger”) following the completion of the GIP Purchase in a unit-for-unit exchange at a ratio of 0.85 ACMP units per WPZ unit. The terms of the Proposed Merger also include an option for WPZ unitholders to elect to receive either a one-time special payment of $0.81 per unit or an equivalent value of additional ACMP common units to compensate current WPZ unitholders for lower expected per-unit cash distributions in 2015.

The terms of the Proposed Merger will be subject to negotiation, review and approval by the conflicts committee of the board of directors of the general partner of each of WPZ (the “WPZ Conflicts Committee”) and ACMP (the “ACMP Conflicts Committee”). Each conflicts committee, comprised solely of independent board members, is expected to retain legal and financial advisors. The Proposed Merger is subject to approval by WPZ unitholders and we have the ability to determine the outcome of such approval by virtue of our ownership interest in WPZ.

Acceleration of NGL & Petchem Dropdown

On June 15, 2014, we announced that, to complete our transition to a pure-play GP holding company, we have accelerated our previously announced plan to contribute the remainder of our assets currently reported within our Williams NGL & Petchem Services segment to the partnership level in exchange for a combination of cash and partnership equity (the “Dropdown”). The terms of the Dropdown will be subject to approval by the partnership’s conflicts committee. We expect to complete the Dropdown in late 2014 or early 2015.

Financial Guidance and Geismar Update

On June 15, 2014, we announced that WPZ is lowering its financial guidance for 2014; financial guidance for 2015 and 2016 remains unchanged. The change in 2014 guidance is primarily the result of additional delays in the expected in-service date and increased construction spending at the Geismar Plant. The updated guidance also reflects various other changes since guidance issued in October 2013. The Geismar Plant rebuild and expansion projects are targeted for initiation of startup in late July 2014. WPZ’s updated financial guidance assumes ethylene sales commencing in mid-August. The delay from the previous expectation of startup initiation in late June resulted from lower than planned construction labor productivity and other factors on both the rebuild and expansion projects. The Geismar Plant expansion project capital spending is expected to be $715 million, a $65 million increase from previous guidance, primarily as a result of such delays.

Additionally, risks associated with the expected full recovery of $500 million in insurance proceeds related to the Geismar incident could result in full-year 2014 distributable cash flow that is below the new guidance range for WPZ. In May, the insurers approved $50 million of the most recent claim-payment request of $200 million. Upon receipt of such $50 million, expected in June, the total insurance receipts to date will be $225 million. The insurers continue to evaluate WPZ’s claims and have recently raised questions around key assumptions involving our business-interruption claim. As a result, the insurers have elected to make a partial payment pending further assessment of these issues. WPZ continues to work with insurers in support of all claims, as submitted, and is vigorously pursuing full payment.

We are maintaining our consolidated financial guidance for 2014 to 2016 within the existing ranges we have previously published — excluding the effects of the GIP Purchase, the Proposed Merger, and other plans announced on June 15, 2014.

Principal Executive Offices and Internet Address

Our principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172-0172, and our telephone number is (918) 573-2000. Our website is located at http://www.williams.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus supplement or the accompanying base prospectus and does not constitute a part of this prospectus supplement or the accompanying base prospectus.

Underwriting and Conflicts

Some of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking or financial advisory transactions with us and our affiliates, in the ordinary course of their business. For example, each of Barclays Capital Inc., Citigroup Global Markets Inc. and UBS Securities LLC is acting as a financial advisor to us in connection with the GIP Purchase and certain underwriters and their affiliates, including each of Barclays Capital Inc., Citigroup Global Markets Inc. and UBS Securities LLC, are expected to act as arrangers and lenders for the Bridge Facility. Such underwriters and their affiliates have received customary compensation and expense reimbursement for these commercial banking, investment banking or financial advisory transactions.

THE OFFERING

Issuer	The Williams Companies, Inc.

Notes Offered	$ aggregate principal amount of our senior notes consisting of: • $ aggregate principal amount of % senior notes due ; and • $ aggregate principal amount of % senior notes due .

Maturity	The notes will mature on , . The notes will mature on , .

Interest	The interest rate on the notes shall be %. The interest rate on the notes shall be %.

Interest Payment Dates

Interest on the             notes will be payable semi-annually in arrears on             and             , beginning on                     , 2014, and will be payable to holders of record at the close of business on the             or             immediately preceding the interest payment date (whether or not a business day).

Interest on the             notes will be payable semi-annually in arrears on             and             , beginning on                     , 2014, and will be payable to holders of record at the close of business on the             or             immediately preceding the interest payment date (whether or not a business day).

Special Mandatory Redemption	If the GIP Purchase has not closed by December 31, 2014, we will be required to redeem the notes of each series, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the notes of such series, plus accrued and unpaid interest thereon to the redemption date. The net proceeds of this offering will not be deposited into an escrow account pending any special mandatory redemption of the notes. See “Description of the Notes — Special Mandatory Redemption.”

Optional Redemption

We may redeem the notes of each series, in whole or in part, at our option at any time or from time to time prior to             ,         in the case of the             notes, or             ,         in the case of the             notes, at the applicable make-whole redemption price for such series of notes described in this prospectus supplement. We also have the option, with respect to the             notes, at any time on or after             ,         (which is the date that is             months prior to the maturity date of the             notes), and with respect to the             notes, at any time on or after             ,         (which is the date that is             months prior to the maturity date of the             notes), to redeem the notes of such series, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes of such series to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

We may also redeem the notes of both series, in whole or in part, at our option at any time prior to December 31, 2014, at a redemption price equal to 101% of the aggregate principal amount of the notes of the applicable series, plus accrued and unpaid interest thereon to the redemption date, if, in our judgment, the GIP Purchase will not be consummated on or prior to December 31, 2014 on substantially the terms described in this prospectus supplement. See “Description of the Notes — Optional Redemption.”

Ranking	The notes will be our senior unsecured obligations. Your right to payment under the notes will be equal in right of payment with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our future secured indebtedness and will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including trade payables. The notes will rank senior to all of our future subordinated indebtedness.

Certain Covenants

We will issue the notes under a supplemental indenture to the base indenture dated as of December 18, 2012, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. We refer to the supplemental indenture and the base indenture collectively as the “indenture.” The indenture will contain limitations on, among other things:

•    the incurrence of liens on assets to secure debt; and

•    certain mergers or consolidations and transfers of assets.

These covenants are subject to exceptions. See “Description of the Notes — Certain Covenants.”

Use of Proceeds	The net proceeds from this offering of notes will be approximately $ million after deducting the estimated underwriting discount and commissions and offering expenses payable by us. We intend to use the net proceeds of this offering, together with the net proceeds of the Common Stock Offering, borrowings under our revolving credit facility or the Bridge Facility and cash on hand, or some combination of the foregoing, to fund the consideration for the GIP Purchase and to pay related transition and transaction expenses. See “Use of Proceeds.”

Form and Denomination

The notes will be represented by one or more global notes. The global notes will be deposited with the trustee, as custodian for The Depository Trust Company (“DTC”).

Ownership of beneficial interests in the global notes will be shown on, and transfers of such interests will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants, including the depositaries for Clearstream Banking Luxembourg, or Euroclear Bank S.A./N.V., as operator of the Euroclear System.

The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Absence of Public Trading Market

The notes will be a new issue of securities for which there is currently no market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, there can be no assurance that a liquid market for the notes will develop or be maintained. See “Risk Factors” in this prospectus supplement.

Governing Law	The notes and the indenture will be governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	See “Risk Factors” beginning on page S-7 and the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying base prospectus for a discussion of certain factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

An investment in our notes involves risks. Before you invest in the notes, you should carefully consider the following risk factors, together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference in evaluating an investment in the notes. If any of the risks discussed below or in the foregoing documents were actually to occur, our business, prospects, financial condition, results of operations, cash flows and, in some cases, our reputation, could be materially adversely affected. In that case, we might not be able to pay interest on, or the principal of, the notes. In any such case, you may lose all or part of your original investment and not realize any return that you may have expected thereon. See “Certain Definitions” for definitions of certain terms used in this section.

Risks Related to the Notes

Restrictions in our debt agreements and the amount of our indebtedness may affect our future financial and operating flexibility.

Our total outstanding long-term debt (including current portion) as of March 31, 2014, was $12.9 billion, representing approximately 60% of our total book capitalization ($         billion and     % after giving effect to the transactions described in the first sentence under “Capitalization” in this prospectus supplement).

The agreements governing our indebtedness contain covenants that restrict our and our material subsidiaries’ ability to incur certain liens to support indebtedness and our ability to merge or consolidate or sell all or substantially all of our assets. In addition, certain of our debt agreements contain various covenants that restrict or limit, among other things, our ability to make certain distributions during the continuation of an event of default, the ability of our subsidiaries to incur additional debt, and our and our material subsidiaries’ ability to enter into certain affiliate transactions and certain restrictive agreements. Certain of our debt agreements also contain, and those we enter into in the future may contain, financial covenants and other limitations with which we will need to comply.

Our debt service obligations and the covenants described above could have important consequences. For example, they could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, which could in turn result in an event of default on such other indebtedness or the notes;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	diminish our ability to withstand a continued or future downturn in our business or the economy generally;

•	require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes; and

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, including limiting our ability to expand or pursue our business activities and preventing us from engaging in certain transactions that might otherwise be considered beneficial to us.

Our ability to comply with our debt covenants, to repay, extend or refinance our existing debt obligations, to make payments of interest on, and the principal of, the notes, and to obtain future credit will depend primarily on our operating performance. Our ability to refinance existing debt obligations or obtain future credit will also depend upon the current conditions in the credit markets and the availability of credit generally. If we are unable to comply with these covenants, meet our debt service obligations or obtain future credit on favorable terms, or at all, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

Our failure to comply with the covenants in the documents governing our indebtedness could result in events of default, which could render such indebtedness due and payable. We may not have sufficient liquidity to repay our indebtedness in such circumstances. In addition, cross-default or cross-acceleration provisions in our debt agreements could cause a default or acceleration to have a wider impact on our liquidity than might otherwise arise from a default or acceleration of a single debt instrument. For more information regarding our debt agreements, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Financial Condition and Liquidity” in Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on May 22, 2014, and our Quarterly Report on Form 10-Q for the period ended March 31, 2014, both of which are incorporated by reference in this prospectus supplement.

We are not prohibited under the indenture that will govern the notes or the indentures that govern our existing senior unsecured notes from incurring additional indebtedness in addition to the notes. Our incurrence of significant additional indebtedness would exacerbate the negative consequences mentioned above, and could adversely affect our ability to pay the interest on, and principal of, the notes.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets, which may affect our ability to make payments on the notes.

We have a holding company structure, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the ownership interests in these subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state partnership and limited liability company laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes.

Our subsidiaries are not prohibited from incurring indebtedness by their organizational documents, which may affect our ability to pay interest on, and the principal of, the notes.

Our subsidiaries are not prohibited by the terms of their respective organizational documents from incurring indebtedness. If they were to incur significant amounts of indebtedness, such occurrence may inhibit their ability to make distributions to us. An inability by our subsidiaries to make distributions to us would materially and adversely affect our ability to pay interest on, and the principal of, the notes because we expect distributions we receive from our subsidiaries to represent a significant portion of the cash we use to pay interest on, and the principal of, the notes.

The notes will be structurally subordinated to liabilities and indebtedness of our subsidiaries and effectively subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness.

We currently have no secured indebtedness outstanding, but holders of any secured indebtedness that we may incur in the future would have claims with respect to our assets constituting collateral for such indebtedness that are effectively prior to any claims you may have under the notes. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, any such secured indebtedness would effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indenture governing the notes places some limitations on our ability to create liens, there are significant exceptions to these limitations that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

In addition, the notes are not guaranteed by our subsidiaries and our subsidiaries are generally not prohibited under the indenture from incurring additional indebtedness (in particular, WPZ and its subsidiaries collectively had approximately $10.6 billion of indebtedness outstanding as of March 31, 2014, ACMP (which will become a controlled subsidiary of ours following the consummation of the GIP Purchase) and its subsidiaries collectively had approximately $3.7 billion of indebtedness outstanding as of March 31, 2014. As a result, holders of the notes will be structurally subordinated to claims of third party creditors, including holders of indebtedness, of these subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities, and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of the subsidiaries over claims by the holders of the notes. As a result, rights of payment of holders of our indebtedness, including the holders of the notes, will be structurally subordinated to all those claims of creditors of our subsidiaries.

If the GIP Purchase has not closed by December 31, 2014, we will be required to redeem the notes and you may not obtain your expected return on the notes.

Our ability to close the GIP Purchase is subject to various closing conditions, many of which are beyond our control. Therefore we may not be able to close the GIP Purchase. If the closing of the GIP Purchase has not occurred before December 31, 2014, we will be required to redeem the notes of each series, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the notes of such series, plus accrued and unpaid interest thereon to the redemption date. If for any reason we believe that the GIP Purchase will not close before the deadline for the special mandatory redemption, we have the option to redeem the notes earlier on the same terms. If we redeem the notes pursuant to these redemption provisions, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from such redemption in an investment that results in a comparable return. In addition, as a result of the special redemption provisions of the notes, the trading prices of the notes may not reflect the financial results of our business or macroeconomic factors. Your decision to invest in the notes is made at the time of the offering of the notes. You will have no rights under the special mandatory redemption provisions as long as the GIP Purchase closes by December 31, 2014, nor will you have any right to require us to repurchase your notes if, between the closing of the notes offering and the closing of the GIP Purchase, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the GIP Purchase or the related transactions change, including in material respects.

We will not deposit the net proceeds of this offering into an escrow account, and we may not be able to raise the funds necessary to finance the special mandatory redemption required under certain circumstances by the indenture governing the notes.

If the GIP Purchase has not closed before December 31, 2014, we will be required to redeem all of the notes offered hereby. We will not deposit the net proceeds of this offering into an escrow account pending the closing of the GIP Purchase for the purpose of redeeming the notes offered hereby if the GIP Purchase does not close. We cannot assure you that we will have sufficient funds available when needed to finance the special mandatory redemption of the notes. Any failure to redeem any of the notes pursuant to the special mandatory redemption provisions would constitute a default under the indenture governing the notes.

An active trading market may not develop for our notes.

Prior to this offering, there was no market for the notes. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, none of the underwriters is obligated to make a market in the notes and, even if the underwriters commence market making, they may cease their market-making at any time. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry. As a result, an active trading market may not develop or be maintained for our notes. If an active market does not develop or is not maintained, the market price and liquidity of our notes may be adversely affected.

Risks Related to Our Business

Prices for NGLs, olefins, natural gas, oil, and other commodities are volatile and this volatility could adversely affect our financial results, cash flows, access to capital and ability to maintain our existing businesses.

Our revenues, operating results, future rate of growth and the value of certain components of our businesses depend primarily upon the prices of NGLs, olefins, natural gas, oil or other commodities, and the differences between prices of these commodities. Price volatility can impact both the amount we receive for our products and services and the volume of products and services we sell. Prices affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. Price volatility can also have an adverse effect on our business, results of operations, financial condition and cash flows and our ability to pay interest on, and the principal of, the notes.

The markets for NGLs, olefins, natural gas, oil and other commodities are likely to continue to be volatile. Wide fluctuations in prices might result from one or more factors beyond our control, including:

•	worldwide and domestic supplies of and demand for natural gas, NGLs, olefins, oil, and related commodities;

•	turmoil in the Middle East and other producing regions;

•	the activities of the Organization of Petroleum Exporting Countries;

•	the level of consumer demand;

•	the price and availability of other types of fuels or feedstocks;

•	the availability of pipeline capacity;

•	supply disruptions, including plant outages and transportation disruptions;

•	the price and quantity of foreign imports of natural gas and oil;

•	domestic and foreign governmental regulations and taxes; and

•	the credit of participants in the markets where products are bought and sold.

The long-term financial condition of our natural gas transportation and midstream businesses is dependent on the continued availability of natural gas supplies in the supply basins that we access, and demand for those supplies in our traditional markets.

Our ability to maintain and expand our natural gas transportation and midstream businesses depends on the level of drilling and production by third parties in our supply basins. Production from existing wells and natural gas supply basins with access to our pipeline and gathering systems will naturally decline over time. The amount of natural gas reserves underlying these existing wells may also be less than anticipated, and the rate at which production from these reserves declines may be greater than anticipated. In addition, low prices for natural gas, regulatory limitations, or the lack of available capital could adversely affect the development and production of additional natural gas reserves, the installation of gathering, storage, and pipeline transportation facilities and the import and export of natural gas supplies. The competition for natural gas supplies to serve other markets could also reduce the amount of natural gas supply for our customers. A failure to obtain access to sufficient natural gas supplies will adversely impact our ability to maximize the capacities of our gathering, transportation and processing facilities.

Demand for our services is dependent on the demand for gas in the markets we serve. Alternative fuel sources such as electricity, coal, fuel oils or nuclear energy could reduce demand for natural gas in our markets and have an adverse effect on our business.

A failure to obtain access to sufficient natural gas supplies or a reduction in demand for our services in the markets we serve could result in impairments of our assets and have a material adverse effect on our business, financial condition and results of operations and our ability to pay interest on, and the principal of, the notes.

We may not be able to grow or effectively manage our growth.

As part of our growth strategy, we consider acquisition opportunities and engage in significant capital projects. We recently implemented our project lifecycle process and refocused our investment evaluation process. These are processes we use to identify, evaluate and execute on acquisition opportunities and capital projects. We may not always have sufficient and accurate information to identify and value potential opportunities and risks or our investment evaluation process may be incomplete or flawed. Regarding potential acquisitions, suitable acquisition candidates may not be available on terms and conditions we find acceptable or, where multiple parties are trying to acquire an acquisition candidate, we may not be chosen as the acquirer. If we are able to acquire a targeted business, we may not be able to successfully integrate the acquired businesses and realize anticipated benefits in a timely manner. Our growth may also be dependent upon the construction of new natural gas gathering, transportation, compression, processing or treating pipelines and facilities, NGL transportation, fractionation or storage facilities or olefins processing facilities, as well as the expansion of existing facilities. We also face all the risks associated with construction. These risks include the inability to obtain skilled labor, equipment, materials, permits, rights-of-way and other required inputs in a timely manner such that projects are completed on time and the risk that construction cost overruns could cause total project costs to exceed budgeted costs. Additional risks associated with growing our business include, among others, that:

•	changing circumstances and deviations in variables could negatively impact our investment analysis, including our projections of revenues, earnings and cash flow relating to potential investment targets, resulting in outcomes which are materially different than anticipated;

•	we could be required to contribute additional capital to support acquired businesses or assets;

•	we may assume liabilities that were not disclosed to us, that exceed our estimates and for which contractual protections are either unavailable or prove inadequate;

•	acquisitions could disrupt our ongoing business, distract management, divert financial and operational resources from existing operations and make it difficult to maintain our current business standards, controls and procedures; and

•	acquisitions and capital projects may require substantial new capital, either by the issuance of debt or equity, and we may not be able to access capital markets or obtain acceptable terms.

If realized, any of these risks could have an adverse impact on our results of operations, including the possible impairment of our assets, and could also have an adverse impact on our financial position or cash flows and our ability to pay interest on, and the principal of, the notes.

We do not own all of the interests in the Partially Owned Entities, which could adversely affect our ability to operate and control these assets in a manner beneficial to us.

Because we do not control the Partially Owned Entities, we may have limited flexibility to control the operation of or cash distributions received from these entities. The Partially Owned Entities’ organizational documents require distribution of their available cash to their members on a quarterly basis; however, in each case, available cash is reduced, in part, by reserves appropriate for operating the businesses. At March 31, 2014, our investments in the Partially Owned Entities accounted for approximately 16 percent of our total consolidated assets. Conflicts of interest may arise in the future between us, on the one hand, and our Partially Owned Entities, on the other hand, with regard to our Partially Owned Entities’ governance, business and operations. If a conflict of interest arises between us and a Partially Owned Entity, other owners may control the Partially Owned Entity’s actions with respect to such matter (subject to certain limitations), which could be detrimental to our business. Any future disagreements with the other co-owners of these assets could adversely affect our ability to respond to changing economic or industry conditions, which could have a material adverse effect on our business, financial condition, results of operations and cash flows and our ability to pay interest on, and principal of, the notes.

Our cash flow depends heavily on the earnings and distributions of WPZ.

Our partnership interest, including the general partner’s holding of incentive distribution rights, in WPZ is our largest cash-generating asset. Therefore, our cash flow is heavily dependent upon the ability of WPZ to make distributions to its partners. Following the consummation of the GIP Purchase, our partnership interest in ACMP will increase, as will the portion of our cash flows generated by ACMP distributions. A significant decline in WPZ’s or ACMP’s earnings and/or distributions would have a corresponding negative impact on us.

Our industry is highly competitive and increased competitive pressure could adversely affect our business and operating results.

We have numerous competitors in all aspects of our businesses, and additional competitors may enter our markets. Some of our competitors are large oil, natural gas and petrochemical companies that have greater access to supplies of natural gas and NGLs than we do. In addition, current or potential competitors may make strategic acquisitions or have greater financial resources than we do, which could affect our ability to make strategic investments or acquisitions. Our competitors may be able to respond more quickly to new laws or regulations or emerging technologies or to devote greater resources to the construction, expansion or refurbishment of their facilities than we can. Similarly, a highly-liquid competitive commodity market in natural gas and increasingly competitive markets for natural gas services, including competitive secondary markets in pipeline capacity, have developed. As a result, pipeline capacity is being used more efficiently, and peaking and storage services are increasingly effective substitutes for annual pipeline capacity. Failure to successfully compete against current and future competitors could have a material adverse effect on our business, results of operations, financial condition and cash flows and our ability to pay interest on, and the principal of, the notes.

We may not be able to replace, extend, or add additional customer contracts or contracted volumes on favorable terms, or at all, which could affect our financial condition, the amount of cash available to pay our obligations under the notes, and our ability to grow.

We rely on a limited number of customers and producers for a significant portion of our revenues and supply of natural gas and NGLs. Although many of our customers and suppliers are subject to long-term contracts, if we are unable to replace or extend such contracts or add additional customers, each on favorable terms, if at all, our financial condition, growth plans, and the amount of cash available to pay interest on, and the principal of, the notes could be adversely affected. Our ability to replace, extend, or add additional customer or supplier contracts on favorable terms, or at all, is subject to a number of factors, some of which are beyond our control, including:

•	the level of existing and new competition in our businesses or from alternative fuel sources, such as electricity, coal, fuel oils, or nuclear energy;

•	natural gas, NGL, and olefins prices, demand, availability and margins in our markets. Higher prices for energy commodities related to our businesses could result in a decline in the demand for those commodities and, therefore, in customer contracts or throughput on our pipeline systems. Also, lower energy commodity prices could result in a decline in the production of energy commodities resulting in reduced customer contracts, supply contracts, and throughput on our pipeline systems;

•	general economic, financial markets and industry conditions;

•	the effects of regulation on us, our customers and our contracting practices; and

•	our ability to understand our customers’ expectations, efficiently and reliably deliver high quality services and effectively manage customer relationships. The results of these efforts will impact our reputation and positioning in the market.

Our operations are subject to operational hazards and unforeseen interruptions.

There are operational risks associated with the gathering, transporting, storage, processing and treating of natural gas, the fractionation, transportation and storage of NGLs, processing of olefins, and crude oil transportation and production handling, including:

•	aging infrastructure and mechanical problems;

•	damages to pipelines and pipeline blockages or other pipeline interruptions;

•	uncontrolled releases of natural gas (including sour gas), NGLs, brine or industrial chemicals;

•	collapse or failure of storage caverns;

•	operator error;

•	damage caused by third-party activity, such as operation of construction equipment;

•	pollution and other environmental risks;

•	fires, explosions, craterings and blowouts;

•	truck and rail loading and unloading; and

•	operating in a marine environment.

Any of these risks could result in loss of human life, personal injuries, significant damage to property, environmental pollution, impairment of our operations, loss of services to our customers, reputational damage and substantial losses to us. The location of certain segments of our facilities in or near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks. An event such as those described above could have a material adverse effect on our financial condition and results of operations and our ability to pay interest on, and the principal of, the notes, particularly if the event is not fully covered by insurance.

We do not insure against all potential risks and losses and could be seriously harmed by unexpected liabilities or by the inability of our insurers to satisfy our claims.

In accordance with customary industry practice, we maintain insurance against some, but not all, risks and losses, and only at levels we believe to be appropriate. We currently maintain excess liability insurance with limits of $610 million per occurrence and in the annual aggregate with a $2 million per occurrence deductible. This insurance covers us, our subsidiaries, and certain of our affiliates for legal and contractual liabilities arising out of bodily injury or property damage, including resulting loss of use to third parties. This excess liability insurance includes coverage for sudden and accidental pollution liability for full limits, with the first $135 million of insurance also providing gradual pollution liability coverage for natural gas and NGL operations.

Although we maintain property insurance on certain physical assets that we own, lease or are responsible to insure, the policy may not cover the full replacement cost of all damaged assets or the entire amount of business interruption loss we may experience. In addition, certain perils may be excluded from coverage or be sub-limited. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. We may elect to self insure a portion of our risks. We do not insure our onshore underground pipelines for physical damage, except at certain locations such as river crossings and compressor stations. Offshore assets are covered for property damage when loss is due to a named windstorm event, but coverage for loss caused by a named windstorm is significantly sub-limited and subject to a large deductible. All of our insurance is subject to deductibles.

In addition to the insurance coverage described above, we are a member of Oil Insurance Limited (“OIL”), an energy industry mutual insurance company, which provides coverage for damage to our property. As an insured member of OIL, we share in the losses among other OIL members even if our property is not damaged.

The occurrence of any risks not fully covered by insurance could have a material adverse effect on our business, results of operations, financial condition, cash flows and our ability to pay interest on, and the principal of, the notes.

The time required to return WPZ’s Geismar Plant to operation following the explosion and fire at the facility on June 13, 2013, and the extent and timing of costs and insurance recoveries related to the incident could be materially different than we anticipate and could cause our financial results and levels of dividends to be materially different than we project, which may affect our ability to pay interest on, and the principal of, the notes.

Our projections of financial results are based on numerous assumptions and estimates, including but not limited to the time required to return WPZ’s Geismar Plant to operation and complete the expansion project at the facility following the explosion and fire at the plant on June 13, 2013, and the extent and timing of costs and insurance recoveries related to the incident. The current target for initiation of startup of the Geismar Plant rebuild and expansion projects is late July 2014, delayed from the previous expectation of startup initiation in late June due to lower than planned construction labor productivity and other factors on both the rebuild and expansion projects at the Gesimar Plant. Additionally, insurers continue to evaluate WPZ’s claims and have recently raised questions around key assumptions involving our business interruption claim; as a result, the insurers have elected to make a partial payment pending further assessment of these issues. Although we currently expect to make full recovery of $500 million in insurance proceeds related to the Geismar incident, there can be no assurance that we will recover the full amount of our claims. Upon receipt of the most recently approved payment from our insurers, expected in June, our total receipts to date will be $225 million. Our financial results could be materially different than we project if our assumptions and estimates related to the incident are materially different than actual outcomes, and such differences could have a material adverse effect on our ability to pay interest on, and the principal of, the notes.

Our assets and operations, as well as our customers’ assets and operations, can be adversely affected by weather and other natural phenomena.

Our assets and operations, especially those located offshore, and our customers’ assets and operations can be adversely affected by hurricanes, floods, earthquakes, landslides, tornadoes, fires and other natural phenomena and weather conditions, including extreme or unseasonable temperatures, making it more difficult for us to realize the historic rates of return associated with our assets and operations. A significant disruption in our or our customers’ operations or a significant liability for which we are not fully insured could have a material adverse effect on our business, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the notes.

Acts of terrorism could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Given the volatile nature of the commodities we transport, process, store and sell, our assets and the assets of our customers and others in our industry may be targets of terrorist activities. A terrorist attack could create significant price volatility, disrupt our business, limit our access to capital markets or cause significant harm to our operations, such as full or partial disruption to our ability to produce, process, transport or distribute natural gas, NGLs or other commodities. Acts of terrorism, as well as events occurring in response to or in connection with acts of terrorism, could cause environmental repercussions that could result in a significant decrease in revenues or significant reconstruction or remediation costs, which could have a material adverse effect on our business, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the notes.

Our business could be negatively impacted by security threats, including cybersecurity threats, and related disruptions.

We rely on our information technology infrastructure to process, transmit and store electronic information, including information we use to safely operate our assets. While we believe that we maintain appropriate information security policies, practices and protocols, we face cybersecurity and other security threats to our information technology infrastructure, which could include threats to our operational industrial control systems and safety systems that operate our pipelines, plants and assets. We could face unlawful attempts to gain access to our information technology infrastructure, including coordinated attacks from hackers, whether state-sponsored groups, “hacktivists,” or private individuals. The age, operating systems or condition of our current information technology infrastructure and software assets and our ability to maintain and upgrade such assets could affect our ability to resist cybersecurity threats. We could also face attempts to gain access to information related to our assets through attempts to obtain unauthorized access by targeting acts of deception against individuals with legitimate access to physical locations or information.

Breaches in our information technology infrastructure or physical facilities, or other disruptions including those arising from theft, vandalism, fraud or unethical conduct, could result in damage to our assets, unnecessary waste, safety incidents, damage to the environment, reputational damage, potential liability or the loss of contracts, and have a material adverse effect on our operations, financial position and results of operations and our ability to pay interest on, and the principal of, the notes.

The natural gas sales, transportation and storage operations of our gas pipelines are subject to regulation by the FERC, which could have an adverse impact on their ability to establish transportation and storage rates that would allow them to recover the full cost of operating their respective pipelines, including a reasonable rate of return.

In addition to regulation by other federal, state and local regulatory authorities, under the Natural Gas Act of 1938, interstate pipeline transportation and storage service is subject to regulation by the FERC. Federal regulation extends to such matters as:

•	transportation and sale for resale of natural gas in interstate commerce;

•	rates, operating terms, types of services and conditions of service;

•	certification and construction of new interstate pipelines and storage facilities;

•	acquisition, extension, disposition or abandonment of existing interstate pipelines and storage facilities;

•	accounts and records;

•	depreciation and amortization policies;

•	relationships with affiliated companies who are involved in marketing functions of the natural gas business; and

•	market manipulation in connection with interstate sales, purchases or transportation of natural gas.

Regulatory or administrative actions in these areas, including successful complaints or protests against rates of the gas pipelines, can affect our business in many ways, including decreasing tariff rates and revenues, decreasing volumes in our pipelines, increasing our costs and otherwise altering the profitability of our pipeline business.

Our operations are subject to environmental laws and regulations, including laws and regulations relating to climate change and greenhouse gas emissions, which may expose us to significant costs, liabilities and expenditures that could exceed expectations.

Our operations are subject to extensive federal, state, tribal and local laws and regulations governing environmental protection, endangered and threatened species, the discharge of materials into the environment and the security of chemical and industrial facilities. Substantial costs, liabilities, delays and other significant issues related to environmental laws and regulations are inherent in the gathering, transportation, storage, processing and treating of natural gas, fractionation, transportation and storage of NGLs, processing of olefins, and crude oil transportation and production handling as well as waste disposal practices. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and/or criminal penalties, the imposition of remedial obligations, the imposition of stricter conditions on or revocation of permits, the issuance of injunctions limiting or preventing some or all of our operations and delays in granting permits.

Joint and several, strict liability may be incurred without regard to fault under certain environmental laws and regulations, for the remediation of contaminated areas and in connection with spills or releases of materials associated with natural gas, oil and wastes on, under or from our properties and facilities. Private parties, including the owners of properties through which our pipeline and gathering systems pass and facilities where our wastes are taken for reclamation or disposal, may have the right to pursue legal actions to enforce compliance as well as to seek damages for noncompliance with environmental laws and regulations or for personal injury or property damage arising from our operations. Some sites at which we operate are located near current or former third-party hydrocarbon storage and processing or oil and natural gas operations or facilities, and there is a risk that contamination has migrated from those sites to ours.

We are generally responsible for all liabilities associated with the environmental condition of our facilities and assets, whether acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and divestitures, we could acquire, or be required to provide indemnification against, environmental liabilities that could expose us to material losses, which may not be covered by insurance. In addition, the steps we could be required to take to bring certain facilities into compliance could be prohibitively expensive, and we might be required to shut down, divest or alter the operation of those facilities, which might cause us to incur losses.

In addition, climate change regulations and the costs associated with the regulation of emissions of greenhouse gases (“GHGs”) have the potential to affect our business. Regulatory actions by the Environmental Protection Agency or the passage of new climate change laws or regulations could result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls on our facilities and (iii) administer and manage our GHG compliance program. If we are unable to recover or pass through a significant level of our costs related to complying with climate change regulatory requirements imposed on us, it could have a material adverse effect on our results of operations and financial condition and our ability to pay interest on, and the principal of, the notes. To the extent financial markets view climate change and GHG emissions as a financial risk, this could negatively impact our cost of and access to capital. Climate change and GHG regulation could also reduce demand for our services.

If third-party pipelines and other facilities interconnected to our pipelines and facilities become unavailable to transport natural gas and NGLs or to treat natural gas, our revenues and cash available to pay interest on, and the principal of, the notes could be adversely affected.

We depend upon third-party pipelines and other facilities that provide delivery options to and from our pipelines and facilities for the benefit of our customers. Because we do not own these third-party pipelines or other facilities, their continuing operation is not within our control. If these pipelines or facilities were to become temporarily or permanently unavailable for any reason, or if throughput were reduced because of testing, line repair, damage to pipelines or facilities, reduced operating pressures, lack of capacity, increased credit requirements or rates charged by such pipelines or facilities or other causes, we and our customers would have reduced capacity to transport, store or deliver natural gas or NGL products to end use markets or to receive deliveries of mixed NGLs, thereby reducing our revenues. Any temporary or permanent interruption at any key pipeline interconnect or in operations on third-party pipelines or facilities that would cause a material reduction in volumes transported on our pipelines or our gathering systems or processed, fractionated, treated or stored at our facilities could have a material adverse effect on our business, results of operations, financial condition and cash flows and our ability to pay interest on, and the principal of, the notes.

Legal and regulatory proceedings and investigations relating to the energy industry have adversely affected our business and may continue to do so. The operation of our businesses might also be adversely affected by changes in government regulations or in their interpretation or implementation, or the introduction of new laws or regulations applicable to our businesses or our customers.

Public and regulatory scrutiny of the energy industry has resulted in the proposal and/or implementation of increased regulations. Such scrutiny has also resulted in various inquiries, investigations and court proceedings, including litigation of energy industry matters. Both the shippers on our pipelines and regulators have rights to challenge the rates we charge under certain circumstances. Any successful challenge could materially affect our results of operations and our ability to pay interest on, and the principal of, the notes.

Certain inquiries, investigations and court proceedings are ongoing. Adverse effects may continue as a result of the uncertainty of ongoing inquiries, investigations and court proceedings, or additional inquiries and proceedings by federal or state regulatory agencies or private plaintiffs. In addition, we cannot predict the outcome of any of these inquiries or whether these inquiries will lead to additional legal proceedings against us, civil or criminal fines and/or penalties, or other regulatory action, including legislation, which might be materially adverse to the operation of our business and our results of operations or increase our operating costs in other ways. Current legal proceedings or other matters, including environmental matters, suits, regulatory appeals and similar matters might result in adverse decisions against us which, among other outcomes, could result in the imposition of substantial penalties and fines and could damage our reputation. The result of such adverse decisions, either individually or in the aggregate, could be material and may not be covered fully or at all by insurance.

In addition, existing regulations might be revised or reinterpreted, and new laws and regulations might be adopted or become applicable to us, our facilities or our customers. If new laws or regulations are imposed relating to oil and gas extraction, or if additional levels of reporting, regulation or permitting moratoria are required or imposed, including those related to hydraulic fracturing, the volumes of natural gas and other products that we transport, gather, process and treat could decline and our results of operations and our ability to pay interest on, and the principal of, the notes could be adversely affected.

Certain of our gas pipeline services are subject to long-term, fixed-price contracts that are not subject to adjustment, even if our cost to perform such services exceeds the revenues received from such contracts.

Our gas pipelines provide some services pursuant to long-term, fixed price contracts. It is possible that costs to perform services under such contracts will exceed the revenues our pipelines collect for their services. Although most of the services are priced at cost-based rates that are subject to adjustment in rate cases, under FERC policy, a regulated service provider and a customer may mutually agree to sign a contract for service at a “negotiated rate” that may be above or below the FERC regulated cost-based rate for that service. These “negotiated rate” contracts are not generally subject to adjustment for increased costs that could be produced by inflation or other factors relating to the specific facilities being used to perform the services.

Our operating results for certain components of our business might fluctuate on a seasonal basis.

Revenues from certain components of our business can have seasonal characteristics. In many parts of the country, demand for natural gas and other fuels peaks during the winter. As a result, our overall operating results in the future might fluctuate substantially on a seasonal basis. Demand for natural gas and other fuels could vary significantly from our expectations depending on the nature and location of our facilities and pipeline systems and the terms of our natural gas transportation arrangements relative to demand created by unusual weather patterns.

We do not own all of the land on which our pipelines and facilities are located, which could disrupt our operations.

We do not own all of the land on which our pipelines and facilities have been constructed. As such, we are subject to the possibility of increased costs to retain necessary land use. In those instances in which we do not own the land on which our facilities are located, we obtain the rights to construct and operate our pipelines and gathering systems on land owned by third parties and governmental agencies for a specific period of time. In addition, some of our facilities cross Native American lands pursuant to rights-of-way of limited term. We may not have the right of eminent domain over land owned by Native American tribes. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations, financial condition and cash flows and our ability to pay interest on, and the principal of, the notes.

Difficult conditions in the global financial markets and the economy in general could negatively affect our business and results of operations.

Our businesses may be negatively impacted by adverse economic conditions or future disruptions in global financial markets. Included among these potential negative impacts are industrial or economic contraction leading to reduced energy demand and lower prices for our products and services and increased difficulty in collecting amounts owed to us by our customers. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to implement our business plans or otherwise take advantage of business opportunities or respond to competitive pressures. In addition, financial markets have recently been affected by concerns over U.S. fiscal policy, including uncertainty regarding federal spending and tax policy, as well as the U.S. federal government’s debt ceiling and the federal deficit. These concerns, as well as actions taken by the U.S. federal government in response to these concerns, could significantly and adversely impact the global and U.S. economies and financial markets, which could negatively impact us in the manners described above.

A downgrade of our credit ratings, which are determined outside of our control by independent third parties, could impact our liquidity, access to capital and our costs of doing business.

A downgrade of our credit ratings might increase our cost of borrowing and could require us to provide collateral to our counterparties, negatively impacting our available liquidity. In addition, our ability to access capital markets could be limited by a downgrade of our credit ratings as well as by economic, market or other disruptions. Credit rating agencies perform independent analysis when assigning credit ratings. This analysis includes a number of criteria, such as business composition, market and operational risks, as well as various financial tests. Credit rating agencies continue to review the criteria for industry sectors and various debt ratings and may make changes to those criteria from time to time. Credit ratings are subject to revision or withdrawal at any time by the ratings agencies. Following our announcement of the GIP Purchase, we retained our investment-grade credit ratings at two of the three ratings agencies. A third agency reduced our credit rating one notch to sub-investment-grade as a result of the agency’s recently announced proposed change in ratings methodology for general partners, along with our announcements of the GIP Purchase and our plans to accelerate our transition to a GP holding company. WPZ retained its current investment-grade credit ratings following the announcement of the GIP Purchase.

We are exposed to the credit risk of our customers and counterparties, and our credit risk management may not be adequate to protect against such risk.

We are subject to the risk of loss resulting from nonpayment and/or nonperformance by our customers and counterparties in the ordinary course of our business. Generally, our customers are rated investment grade, are otherwise considered creditworthy or are required to make prepayments or provide security to satisfy credit concerns. However, our credit procedures and policies may not be adequate to fully eliminate customer and counterparty credit risk. Our customers and counterparties include industrial customers, local distribution companies, natural gas producers and marketers whose creditworthiness may be suddenly and disparately impacted by, among other factors, commodity price volatility, deteriorating energy market conditions, and public and regulatory opposition to energy producing activities. If we fail to adequately assess the creditworthiness of existing or future customers and counterparties, unanticipated deterioration in their creditworthiness and any resulting increase in nonpayment and/or nonperformance by them could cause us to write down or write off doubtful accounts. Such write-downs or write-offs could negatively affect our operating results in the periods in which they occur, and, if significant, could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay interest on, and the principal of, the notes.

Institutional knowledge residing with current employees nearing retirement eligibility or with our former employees might not be adequately preserved.

We expect that a significant percentage of employees will become eligible for retirement over the next three years. In certain areas of our business, institutional knowledge resides with employees who have many years of service. As these employees reach retirement age or their services are no longer available to us, we may not be able to replace them with employees of comparable knowledge and experience. In addition, we may not be able to retain or recruit other qualified individuals, and our efforts at knowledge transfer could be inadequate. If knowledge transfer, recruiting and retention efforts are inadequate, access to significant amounts of internal historical knowledge and expertise could become unavailable to us.

Our hedging activities might not be effective and could increase the volatility of our results.

In an effort to manage our financial exposure related to commodity price and market fluctuations, we have entered, and may in the future enter into contracts to hedge certain risks associated with our assets and operations. In these hedging activities, we have used and may in the future use fixed-price, forward, physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. Nevertheless, no single hedging arrangement can adequately address all risks present in a given contract. For example, a forward contract that would be effective in hedging commodity price volatility risks would not hedge the contract’s counterparty credit or performance risk. Therefore, unhedged risks will always continue to exist. While we attempt to manage counterparty credit risk within guidelines established by our credit policy, we may not be able to successfully manage all credit risk and as such, future cash flows and results of operations could be impacted by counterparty default.

The adoption and implementation of new statutory and regulatory requirements for derivative transactions could have an adverse impact on our ability to hedge risks associated with our business and increase the working capital requirements to conduct these activities.

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was enacted. The Dodd-Frank Act provides for statutory and regulatory requirements for derivative transactions, including oil and gas hedging transactions. Among other things, the Dodd-Frank Act provides for the creation of position limits for certain derivatives transactions, as well as requiring certain transactions to be transacted on exchanges for which cash collateral will be required. These new rules and regulations could increase the cost of derivative contracts or reduce the availability of derivatives. Although we believe the derivative contracts that we enter into should not be impacted by position limits and should to a large extent be exempt from the requirement to trade these transactions on exchanges and to clear these transactions through a central clearing house or to post collateral, the impact upon our businesses will depend on the outcome of the implementing regulations that are continuing to be adopted by the Commodities Futures Trading Commission.

A number of our financial derivative transactions used for hedging purposes are currently executed on exchanges and cleared through clearing houses that already require the posting of margins based on initial and variation requirements. Final rules promulgated under the Dodd-Frank Act may require us to post additional cash or new margin to the clearing house or to our counterparties in connection with our hedging transactions. Posting such additional cash collateral could impact liquidity and reduce our cash available for capital expenditures or other corporate purposes. A requirement to post cash collateral could therefore reduce our ability to execute hedges to reduce commodity price uncertainty and thus protect cash flows. If we reduce our use of derivatives as a result of the Dodd-Frank Act and regulations, our results of operations may become more volatile and our cash flows may be less predictable.

Our costs and funding obligations for our defined benefit pension plans and costs for our other postretirement benefit plans are affected by factors beyond our control.

We have defined benefit pension plans covering substantially all of our U.S. employees and other post-retirement benefit plans covering certain eligible participants. The timing and amount of our funding requirements under the defined benefit pension plans depend upon a number of factors that we control, including changes to pension plan benefits, as well as factors outside of our control, such as asset returns, interest rates and changes in pension laws. Changes to these and other factors that can significantly increase our funding requirements could have a significant adverse effect on our financial condition and results of operations and our ability to pay interest on, and the principal of, the notes.

One of our subsidiaries acts as the general partner of a publicly traded limited partnership, Williams Partners L.P., and following the consummation of the GIP Purchase, another of our subsidiaries will act as the general partner of ACMP, a publicly traded limited partnership. As such, these subsidiaries’ operations may involve a greater risk of liability than ordinary business operations.

One of our subsidiaries acts as the general partner of WPZ, a publicly traded limited partnership. Following the consummation of the GIP Purchase, another of our subsidiaries will act as the general partner of ACMP, a publicly traded limited partnership. These subsidiaries may be deemed to have undertaken fiduciary obligations with respect to WPZ and ACMP as the general partner and to the limited partners of WPZ and ACMP, respectively. Activities determined to involve fiduciary obligations to other persons or entities typically involve a higher standard of conduct than ordinary business operations and therefore may involve a greater risk of liability, particularly when a conflict of interest is found to exist. Our control of the general partner of WPZ, and following the consummation of the GIP Purchase, our control of the general partner of ACMP, may increase the possibility of claims of breach of fiduciary duties, including claims brought due to conflicts of interest (including conflicts of interest that may arise between WPZ or ACMP, on the one hand, and its general partner and that general partner’s affiliates, including us, on the other hand). Any liability resulting from such claims could be material.

Our investments and projects located outside of the United States expose us to risks related to the laws of other countries, and the taxes, economic conditions, fluctuations in currency rates, political conditions and policies of foreign governments. These risks might delay or reduce our realization of value from our international projects.

We currently own and might acquire and/or dispose of material energy-related investments and projects outside the United States. The economic, political and legal conditions and regulatory environment in the countries in which we have interests or in which we might pursue acquisition or investment opportunities present risks that are different from or greater than those in the United States. These risks include, among others, delays in construction and interruption of business, as well as risks of renegotiation, trade sanctions or nullification of existing contracts and changes in law or tax policy, including with respect to the prices we realize for the commodities we produce and sell. The uncertainty of the legal environment in certain foreign countries in which we develop or acquire projects or make investments could make it more difficult to obtain nonrecourse project financing or other financing on suitable terms, could adversely affect the ability of certain customers to honor their obligations with respect to such projects or investments and could impair our ability to enforce our rights under agreements relating to such projects or investments.

Operations and investments in foreign countries also can present currency exchange rate and convertibility, inflation and repatriation risk. In certain situations under which we develop or acquire projects or make investments, economic and monetary conditions and other factors could affect our ability to convert to U.S. dollars our earnings denominated in foreign currencies. In addition, risk from fluctuations in currency exchange rates can arise when our foreign subsidiaries expend or borrow funds in one type of currency, but receive revenue in another. In such cases, an adverse change in exchange rates can reduce our ability to meet expenses, including debt service obligations. We may or may not put contracts in place designed to mitigate our foreign currency exchange risks. We have some exposures that are not hedged and which could result in losses or volatility in our results of operations.

Failure of our service providers or disruptions to our outsourcing relationships might negatively impact our ability to conduct our business.

Certain of our accounting and information technology services are currently provided by third party vendors, and sometimes from service centers outside of the United States. Service provided pursuant to these agreements could be disrupted. Similarly, the expiration of such agreements or the transition of services between providers could lead to loss of institutional knowledge or service disruptions.

If there is a determination that the spin-off of WPX Energy, Inc. (“WPX”) stock to our stockholders is taxable for U.S. federal income tax purposes because the facts, representations or undertakings underlying a U.S. Internal Revenue Service (the “IRS”) private letter ruling or a tax opinion are incorrect or for any other reason, then we and our stockholders could incur significant income tax liabilities.

In connection with our original separation plan that called for an initial public offering (“IPO”) of stock of WPX and a subsequent spin-off of our remaining shares of WPX to our stockholders, we obtained a private letter ruling from the IRS and an opinion of our outside tax advisor, to the effect that the distribution by us of WPX shares to our stockholders, and any related restructuring transaction undertaken by us, would not result in recognition for U.S. federal income tax purposes, of income, gain or loss to us or our stockholders under section 355 and section 368(a)(1)(D) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), except for cash payments made to our stockholders in lieu of fractional shares of WPX common stock. In addition, we received an opinion from our outside tax advisor to the effect that the spin-off pursuant to our revised separation plan which was ultimately consummated on December 31, 2011, which did not involve an IPO of WPX shares, would not result in the recognition, for federal income tax purposes, of income, gain or loss to us or our stockholders under section 355 and section 368(a)(1)(D) of the Code, except for cash payments made to our stockholders in lieu of fractional shares of WPX. The private letter ruling and opinion have relied on or will rely on certain facts, representations, and undertakings from us and WPX regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, representations, or undertakings are, or become, incorrect or are not otherwise satisfied, including as a result of certain significant changes in the stock ownership of us or WPX after the spin-off, or if the IRS disagrees with any such facts and representations upon audit, we and our stockholders may not be able to rely on the private letter ruling or the opinion of our tax advisor and could be subject to significant income tax liabilities.

The spin-off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements that we did not assume in our agreements with WPX.

The spin-off is subject to review under various state and federal fraudulent conveyance laws. A court could deem the spin-off or certain internal restructuring transactions undertaken by us in connection with the separation to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. A court could void the transactions or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Whether a transaction is a fraudulent conveyance or transfer will vary depending upon the jurisdiction whose law is being applied. Under the separation and distribution agreement between us and WPX, from and after the spin-off, each of WPX and we are responsible for the debts, liabilities and other obligations related to the business or businesses which each owns and operates. Although we do not expect to be liable for any such obligations not expressly assumed by us pursuant to the separation and distribution agreement, it is possible that a court would disregard the allocation agreed to between the parties, and require that we assume responsibility for obligations allocated to WPX, particularly if WPX were to refuse or were unable to pay or perform the subject allocated obligations.

Risks Related to the GIP Purchase

We may be unable to realize the expected benefits from the GIP Purchase, and the value of our investment in ACMP may decrease.

The value of our investment in ACMP equity interests and the cash distributions we will receive with respect to these equity interests may not match our expectations or justify our investment in ACMP. For example, ACMP may not have sufficient cash flow from operations each quarter to pay the cash distributions we expect to receive on a quarterly basis. The amount of cash ACMP can distribute principally depends upon the amount of cash it generates from its operations, which will fluctuate from quarter to quarter based on, among other things: the volume of natural gas it gathers, treats and compresses; the level of production of and demand for natural gas; its operating and general and administrative costs; regulatory actions; prevailing economic conditions; the level of capital expenditures it makes; fluctuations in working capital needs; and the amount of cash reserves established by its general partner. If the levels of cash distributions from ACMP do not meet our expectations, the resulting decrease in cash flow and reduction in liquidity could have an adverse effect on our business, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the notes. Further, subject to certain limitations, the agreement governing the GIP Purchase requires WPZ or ACMP to divest assets if necessary to cause the closing conditions under the GIP Purchase Agreement to become satisfied, including if the Federal Trade Commission or the Antitrust Division of the Department of Justice requires the divestiture of certain assets by WPZ or ACMP in order to cause the applicable waiting period under the HSR Act to terminate or expire. We cannot predict if any divestitures will be required, what the terms of divestiture could be and any impact on our operations and future financial results.

In addition, we may never realize the expected benefits from the GIP Purchase, and we may lose all or a part of the value of our investment in ACMP. The accuracy of our assessments concerning the value of ACMP’s business is inherently uncertain. In connection with our assessments, we have performed a review of ACMP’s business that we believe to be generally consistent with industry practices. Such review may not have revealed all existing or potential problems and may not have permitted us to become sufficiently familiar with ACMP’s business to fully assess any and all risks related to ACMP’s business. The value of our investment in ACMP may decrease due to the risks associated with ACMP’s business, including the fact that ACMP is dependent on Chesapeake Energy Corporation (“Chesapeake”) for a substantial majority of its revenues and is therefore indirectly subject to the business risks of Chesapeake and to the credit risks associated with Chesapeake. ACMP has no control over Chesapeake’s business decisions and operations, and Chesapeake is under no obligation to adopt a business strategy that favors ACMP. Furthermore, in addition to Chesapeake, ACMP is dependent on Total Gas & Power North America, Inc. and other third-party producers for a significant amount of the natural gas that it gathers, treats and compresses. A material reduction in one or more other third-party producers’ production gathered, treated or compressed by ACMP may result in a material decline in its revenues and ability to make cash distributions to its unitholders, including us.

As a result of the foregoing risks, ACMP may not pay the level of distributions we expect, we may need to contribute additional capital to support ACMP’s operations, the GIP Purchase may not produce the benefits that we expect and the value of our investment in ACMP may decrease.

The GIP Purchase could trigger a mandatory repurchase offer under certain of ACMP’s existing indentures and an event of default under ACMP’s existing revolving credit facility.

The GIP Purchase, if followed by a decrease in the rating of ACMP’s outstanding 5.875% Senior Notes due 2021 and 6.125% Senior Notes due 2022 (collectively, the “Applicable ACMP Notes”) by either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services within ninety days of the consummation of the GIP Purchase, will result in a change of control as defined in the indentures governing the Applicable ACMP Notes (the “Applicable ACMP Notes Indentures”). While no ACMP ratings downgrade is anticipated, we can provide no assurance that a downgrade will not occur. The occurrence of a change of control under the Applicable ACMP Notes Indentures triggers an obligation for ACMP to offer to purchase all or any part of each series of Applicable ACMP Notes at a purchase price equal to 101% of the principal amount of each series of Applicable ACMP

Notes, plus accrued and unpaid interest thereon to the date of repurchase. The occurrence of a change of control under the Applicable ACMP Notes Indentures would also result in an event of default under ACMP’s existing revolving credit facility. Under those circumstances, there can be no assurance that ACMP would have sufficient financial resources available to satisfy its obligations to repurchase the Applicable ACMP Notes or to satisfy any obligations under the existing ACMP revolving credit facility. ACMP’s failure to purchase the Applicable ACMP Notes as required under the Applicable ACMP Notes Indentures would result in a default under the Applicable ACMP Notes Indentures, which could have material adverse consequences for ACMP, and consequently our business, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the notes.

Risks Related to the Proposed Merger

There can be no assurance that the Proposed Merger will be approved by the WPZ Conflicts Committee and the ACMP Conflicts Committee or the terms on which such approval would be granted.

In connection with the announcement of the GIP Purchase, we proposed that, subsequent to the GIP Purchase, ACMP acquire WPZ pursuant to the terms of the Proposed Merger. Prior to entering into a definitive agreement with respect to the Proposed Merger, each of the WPZ Conflicts Committee and the ACMP Conflicts Committee will be required to approve the Proposed Merger. In connection with obtaining such approval, the terms of the Proposed Merger, including the exchange ratio by which WPZ common units would be converted into ACMP common units in connection with the Proposed Merger, will be subject to negotiation with each of the WPZ Conflicts Committee and the ACMP Conflicts Committee. There can be no assurance that the WPZ Conflicts Committee and the ACMP Conflicts Committee will approve the Proposed Merger, or if such approval is granted, the terms on which the Proposed Merger will be approved. Further, there can be no assurance as to how the market prices of WPZ’s and ACMP’s common units will be affected following our announcement of the Proposed Merger or how any potential changes in the market prices of WPZ’s or ACMP’s common units could affect whether the WPZ Conflicts Committee and the ACMP Conflicts Committee will approve the Proposed Merger, or if such approval is granted, the terms on which the Proposed Merger will be approved.

The successful execution of the integration strategy following the consummation of the Proposed Merger will involve considerable risks and may not be successful.

If the Proposed Merger is consummated, the success of the Proposed Merger will depend, in part, on the ability of the combined company to realize the anticipated benefits from combining ACMP’s and WPZ’s businesses. Realizing the benefits of the Proposed Merger will depend in part on the integration of assets, operations, functions and personnel while maintaining adequate focus on the core businesses of the combined company. There can be no assurance that any cost savings, economies of scale, enhanced liquidity or other operational efficiencies, as well as revenue enhancement opportunities anticipated from the combination of WPZ and ACMP, or other synergies, will occur. The full benefit of the Proposed Merger is also based on an expected upgrade of ACMP’s credit rating by independent credit rating agencies following the consummation of the Proposed Merger. There can be no assurance that this upgrade will occur.

The combined company’s management team will face challenges inherent in efficiently managing an increased number of employees over larger geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. If management of the combined company is unable to minimize the potential disruption of the combined company’s ongoing business and the distraction of management during the integration process, the anticipated benefits of the Proposed Merger may not be realized or may only be realized to a lesser extent than expected. In addition, the inability to successfully manage the implementation of appropriate systems, policies, benefits and compliance programs for the combined company or the geographically more diverse and substantially larger combined organization could have an adverse effect on the combined company after the Proposed Merger. These integration-related activities also could have an adverse effect on each of ACMP and WPZ pending the completion of the Proposed Merger.

ACMP and WPZ have operated and, until the completion of the Proposed Merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each of WPZ’s and ACMP’s ongoing businesses or the creation of inconsistencies between their standards, controls, procedures and policies. Any or all of those occurrences could adversely affect the combined company’s ability to maintain relationships with service providers, customers and employees after the Proposed Merger or to achieve the anticipated benefits of the Proposed Merger.

The combined company’s operating expenses may increase significantly over the near term due to the increased headcount, expanded operations and expenses or other changes related to the Proposed Merger. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the Proposed Merger and materially and adversely affect the combined company’s business, operating results and financial condition.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering of notes will be approximately $         billion, after deducting estimated underwriting discounts and commissions and offering expenses payable by us. We intend to use the net proceeds of this offering, together with the net proceeds of the Common Stock Offering, borrowings under our revolving credit facility or the Bridge Facility, and cash on hand, or some combination of the foregoing, to fund the consideration for the GIP Purchase and to pay related transition and transaction expenses. See “Summary — Recent Developments — Purchase of Equity Interests of Access Midstream Partners, L.P.”

If the GIP Purchase were to fail to close, we intend to use the net proceeds of this offering, together with cash on hand, to fund the special mandatory redemption of the notes described in “Description of the Notes — Special Mandatory Redemption.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated.

	Three Months Ended March 31, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges(a)	2.98	2.75	3.21	3.00	1.6	1.76

(a)	The ratio has been computed by dividing earnings by fixed charges. For purposes of computing these ratios, earnings means the following: income from continuing operations before income taxes, less equity earnings; plus fixed charges (discussed below) and an adjustment to reflect actual distributions from equity investments; less capitalized interest. Fixed charges means the sum of interest accrued and that portion of rental expense that we believe to represent an interest factor.

CAPITALIZATION

The following table sets forth our historical cash and cash equivalents and capitalization as of March 31, 2014 and our pro forma cash and cash equivalents and capitalization as of March 31, 2014, as adjusted to reflect the following assumptions:

•	the sale of the notes offered by us in this offering, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and the expected application of the net proceeds of this offering as described under “Use of Proceeds” in this prospectus supplement; and

•	the sale of 60,950,000 shares of our common stock offered by us in the Common Stock Offering and the expected application of the net proceeds therefrom as described under “Use of Proceeds” in this prospectus supplement.

In addition to the net proceeds of this offering and the Common Stock Offering, we expect to utilize our revolving credit facility, the Bridge Facility, cash on hand, or some combination of the foregoing to fund our payment of the consideration for the GIP Purchase.

This table is derived from and should be read together with our historical consolidated financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the period ended March 31, 2014, which is incorporated by reference in this prospectus supplement. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the period ended March 31, 2014, which is incorporated by reference into this prospectus supplement.

	As of March 31, 2014
	Historical	As Adjusted
	($ in millions)
Cash and cash equivalents	$1,064		$(1)

Short-term debt:
Long-term debt due within one year	$751	$751
Bridge Facility	—	—	(1)
WPZ commercial paper notes	—	—	(2)

Total short-term debt	751	751	(1)
Long-term debt (less unamortized debt discount):
Williams revolving credit facility	—		(1)
WPZ revolving credit facility	—	—
Notes offered hereby	—		(1)
Notes offered hereby	—		(1)
Williams notes and debentures with various interest rates ranging from 3.7% to 10.25% and maturities from 2019 to 2033	2,296	2,296
WPZ notes with various interest rates ranging from 3.35% to 7.25% and maturities from 2015 to 2044	7,681	7,681
Transco notes and debentures with various interest rates ranging from 4.45% to 7.25% and maturities from 2016 to 2042	1,428	1,428
Northwest Pipeline notes and debentures with various interest rates ranging from 5.95% to 7.125% and maturities from 2016 to 2025	694	694

Total long-term debt	12,099		(1)(3)

	As of March 31, 2014
	Historical	As Adjusted
	($ in millions)
Equity:
Stockholders’ equity:
Common stock (960 million shares authorized at $1 par value; 720 million shares issued at March 31, 2014)	720		781
Capital in excess of par value	11,545		14,862
Retained deficit	(6,385)		(6,385)
Accumulated other comprehensive loss	(223)		(223)
Treasury stock, at cost (35 million shares of common stock)	(1,041)		(1,041)

Total stockholders’ equity	4,616		7,994

Noncontrolling interests in consolidated subsidiaries	4,101		4,101 (3)

Total equity	8,717		12,095

Total capitalization (including current maturities of long-term debt)	$21,567	$

(1)	We intend to use the net proceeds of this offering, together with the net proceeds of the Common Stock Offering, borrowings under our revolving credit facility or the Bridge Facility, and cash on hand, or some combination of the foregoing, to fund the consideration for the GIP Purchase and to pay related transition and transaction expenses. The amount available for borrowing under the Bridge Facility will be reduced by an amount equal to the net proceeds of this offering and the Common Stock Offering.

(2)	As of June 18, 2014, there were approximately $520 million in principal amount of short-term notes outstanding under WPZ’s commercial paper program. The outstanding commercial paper notes have a weighted-average maturity of approximately seven days.

(3)	At March 31, 2014, ACMP had outstanding $3.656 billion of notes with various interest rates ranging from 4.875% to 6.125% and maturities from 2021 to 2024. Our ownership interest in ACMP is currently and, until the completion of the GIP purchase, will be accounted for as an equity method investment. Upon completion of the GIP Purchase, ACMP will become our consolidated subsidiary for accounting purposes, at which time ACMP’s outstanding indebtedness will be reflected at fair value in total long-term debt. Upon consolidation, noncontrolling interests in consolidated subsidiaries will also be adjusted to reflect the public ownership interest in ACMP.

DESCRIPTION OF THE NOTES

We will issue $         in aggregate principal amount of     % senior notes due          (the “         notes”) and $         in aggregate principal amount of     % senior notes due          (the “         notes” and, together with the             notes, the “notes”) under an indenture (the “base indenture”), dated as of December 18, 2012, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), as amended and supplemented by a supplemental indenture (the “supplemental indenture”) between the Company and the trustee relating to the issuance of the notes. The base indenture, as amended and supplemented by the supplemental indenture, is referred to herein as the “indenture.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Each of the          notes and the          notes will be separate series of securities under the indenture.

The following description of certain terms of the notes supplements, and to the extent inconsistent, replaces, the description under “Description of the Debt Securities” in the accompanying base prospectus. The following description and the description under “Description of the Debt Securities” in the accompanying base prospectus together constitute a summary of the material provisions of the indenture and the notes. They do not restate those documents in their entirety. We urge you to read the indenture in its entirety, because it, and not this description or the description under “Description of the Debt Securities” in the accompanying base prospectus, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “— Additional Information.” You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the terms “Company,” “us,” “our” and “we” refer only to The Williams Companies, Inc. and not to any of our subsidiaries. Certain defined terms used in this “Description of the Notes” but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The notes:

•	are our general unsecured obligations;

•	are equal in right of payment with all of our existing and future senior unsecured indebtedness; and

•	are effectively subordinated to any of our existing and future senior secured indebtedness and structurally subordinated to all existing and future indebtedness and other obligations of our Subsidiaries, including trade payables.

Assuming that we had completed this offering of the notes on March 31, 2014, we would have had outstanding indebtedness of approximately $         billion (including $         billion in aggregate principal amount of the notes offered hereby), approximately $10.6 billion of which would have consisted of indebtedness of our Subsidiaries.

The indenture will permit us to incur additional indebtedness, including additional senior unsecured indebtedness. The indenture also will not restrict the ability of our subsidiaries to incur additional indebtedness. See “Risks Related to the Notes — Restrictions in our debt agreements and the amount of our indebtedness may affect our future financial and operating flexibility.”

We own a noncontrolling interest in Access Midstream Partners GP, L.L.C. (“Access GP”), Access Midstream Partners, L.P. (“ACMP”), Aux Sable Liquid Products LP, Baton Rouge Fractionators LLC, Baton Rouge Pipeline LLC, Bluegrass Pipeline Company LLC, Caiman Energy II, LLC, Cardinal Pipeline Company LLC, Discovery Producer Services LLC, Gulfstream Natural Gas System, L.L.C., Laurel Mountain Midstream,

LLC, Laurel Mountain Midstream Ohio, LLC, Moss Lake Fractionation LLC, Moss Lake LPG Terminal LLC, Overland Pass Pipeline Company LLC, Pine Needle LNG Company, LLC, Pacific Connector Gas Pipeline, LLC and Pacific Connector Gas Pipeline, LP. We use the equity method of accounting for these investments and they will not be classified as Subsidiaries of ours under the indenture so long as we continue to own a noncontrolling interest in each of them. As a result, the entities listed above will not be subject to the restrictive covenants in the indenture so long as they are not Subsidiaries of ours.

On June 15, 2014, we announced that we had entered into a purchase agreement dated June 14, 2014 (the “GIP Purchase Agreement”) with certain entities managed by Global Infrastructure Management, L.L.C. (“GIP”) to acquire from such entities 48,742,361 common units of ACMP and 6,340,022 Convertible Class B Units of ACMP, and 500 limited liability company units, which constitutes 50 percent of the outstanding equity interests, of Access Midstream Ventures, L.L.C. (“AMV”), the sole member of Access GP (which serves as the general partner of ACMP and holds all of ACMP’s incentive distribution rights and a 2.0 percent general partner interest in ACMP), which constitutes 50 percent of the outstanding equity interests in AMV (together, the “GIP Purchase”). As a result of the GIP Purchase, we will acquire a controlling interest in each of Access GP and ACMP. As such, following the completion of the GIP Purchase, each of Access GP and ACMP will become Subsidiaries of ours for purposes of the indenture and will become subject to the restrictive covenants thereunder.

Principal, Maturity and Interest

We will issue the          notes with an initial maximum aggregate principal amount of $         and the              notes with an initial maximum aggregate principal amount of $        . The          notes will mature on             ,              and the          notes will mature on             ,         . We will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest on the          notes will accrue at the rate of     % per annum, and will be payable semi-annually in arrears on                      and                     , beginning on                     , 2014, and interest on the          notes will accrue at the rate of     % per annum, and will be payable semi-annually in arrears on                      and                     ,      beginning on                     , 2014, provided in each case that if such interest payment date is not a Business Day, interest due on such interest payment date shall be payable on the next succeeding Business Day as if made on such interest payment date. We will make each interest payment on the          notes to the holders of record at the close of business on the immediately preceding                      or                     (whether or not a Business Day). We will make each interest payment on the          notes to the holders of record at the close of business on the immediately preceding                      or                      (whether or not a Business Day).

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid or duly provided for, from the date it was most recently paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

We may, without the consent of the holders of notes of any series, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of such series, except, if applicable, the initial interest payment date and the initial interest accrual date, and such additional notes may not be fungible for trading purposes with, and may initially bear different identifying numbers than, the notes of the applicable series offered hereby. Any additional notes having such similar terms, together with the notes of the applicable series offered hereby, will constitute a single series of debt securities under the indenture.

Methods of Receiving Payments on the Notes

We will pay all principal, interest and premium, if any, on the notes in the manner described under “— Same-Day Settlement and Payment” below.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charges will be imposed on the holders by us, the trustee or the registrar for any registration of transfer or exchange of notes, but holders may be required to pay all taxes due on transfer or exchange. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before mailing notice of any redemption of notes.

Special Mandatory Redemption

If the closing of the GIP Purchase has not occurred by December 31, 2014, we will be required to mail (or otherwise deliver in accordance with the applicable procedures of DTC) a notice of mandatory redemption to each holder fixing the date of such mandatory redemption (such date to be 3 days from the mailing or delivery of the notice of mandatory redemption). On such mandatory redemption date, we will be required to redeem the notes of each series, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the notes of such series, plus accrued and unpaid interest thereon to the mandatory redemption date.

The proceeds of this offering will not be deposited into an escrow account pending any special mandatory redemption of the notes. Our ability to pay the redemption price to holders of the notes of each series following a special mandatory redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of notes of both series. See “Risk Factors — Risks Related to the Notes — We will not deposit the net proceeds of this offering into an escrow account, and we may not be able to raise the funds necessary to finance the special mandatory redemption required under certain circumstances by the indenture governing the notes.”

Optional Redemption

We may, at our option, redeem the notes of each series, in whole or in part, at any time or from time to time prior to                     ,         , in the case of the         notes, and                     ,         , in the case of the         notes, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed, plus accrued interest to the redemption date, and

(2)	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus basis points in the case of the notes and basis points in the case of the notes, plus accrued interest to the redemption date.

We also have the option, with respect to the          notes, at any time on or after             ,         (which is the date that is         months prior to the maturity date of the         notes), and with respect to the         notes, at any time on or after             ,         (which is the date that is             months prior to the maturity date of the         notes), to redeem the notes of such series, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes of such series to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

In addition, the indenture will allow us to redeem the notes of both series, at our option, in whole but not in part, at any time prior to December 31, 2014, at a redemption price equal to 101% of the aggregate principal amount of the notes of the applicable series, plus accrued and unpaid interest thereon to the redemption date, if, in our judgment, the GIP Purchase will not be consummated on or prior to December 31, 2014 on substantially the terms described in this prospectus supplement. If we exercise this option, we will redeem the notes of both series upon three days’ prior notice. See “— Special Mandatory Redemption.”

Selection and Notice

If less than all the notes are to be redeemed, in the case of notes represented by Global Notes (as defined below), interests in the notes will be selected for redemption in whole or in part by the depositary by lot or other means in accordance with the depositary’s procedures, or, in the case of notes not represented by Global Notes, the trustee shall select, in such manner as it shall deem appropriate and fair, notes to be redeemed in whole or in part.

No notes of $2,000 or less can be redeemed in part. Except as described above, notices of optional redemption will be mailed by first class mail (or otherwise delivered in accordance with the applicable procedures of DTC) at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

Mandatory Redemption

Except as described under “— Special Mandatory Redemption,” we are not required to make mandatory redemption or sinking fund payments with respect to the notes of or to repurchase the notes at the option of the holders.

Certain Covenants

Except as set forth in this “Description of the Notes,” neither we nor any of our Subsidiaries will be restricted by the indenture from incurring additional indebtedness or other obligations, from making distributions or paying dividends on our or our Subsidiaries’ equity interests or from purchasing our or our Subsidiaries’ equity interests. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem any of the notes in situations that may adversely affect the creditworthiness of the notes.

Liens

We will not, and will not permit any Subsidiary of ours to, issue, assume or guarantee any Indebtedness secured by a Lien, other than Permitted Liens, upon any of our or any of our Subsidiaries’ property, now owned or hereafter acquired, unless the notes are equally and ratably secured with such Indebtedness until such time as such Indebtedness is no longer secured by a Lien.

Notwithstanding the preceding paragraph, we may, and may permit any Subsidiary of ours to, issue, assume or guarantee any Indebtedness secured by a Lien, other than a Permitted Lien, without securing the notes; provided that the aggregate principal amount of all Indebtedness of ours and any Subsidiary of ours then outstanding secured by any such Liens (other than Permitted Liens) does not exceed 15% of Consolidated Net Tangible Assets.

Merger, Consolidation or Sale of Assets

We may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets and properties and the assets and properties of our Subsidiaries (taken as a whole) in one or more related transactions to another Person, unless:

(1)	either: (a) we are the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person formed, organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made expressly assumes by supplemental indenture, in form reasonably satisfactory to the trustee, executed by the successor person and delivered to the trustee, the due and punctual payment of the principal of and any premium and interest on the notes of each series and the performance of all of our obligations under the indenture and the notes;

(3)	we or the Person formed by or surviving any such merger will deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indenture (if any) comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been complied with; and

(4)	immediately after giving effect to such transaction, no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

Upon any consolidation by us with or our merger into any other Person or Persons where we are not the survivor or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties and assets and the properties and assets of our Subsidiaries (taken as a whole) to any Person or Persons in accordance herewith, the successor Person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor Person had been named as the Company therein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the indenture and the notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Reports

We will:

(1)

file with the trustee, within 30 days after we have filed the same with the Commission, unless such reports are available on the Commission’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of said Sections, then we shall file with the trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents, and reports which may be required pursuant to Section 13 of the Exchange

Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2)	file with the trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by us with the conditions and covenants of the indenture as may be required from time to time by such rules and regulations; and

(3)	transmit within 30 days after the filing thereof with the trustee, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, such summaries of any information, documents and reports required to be filed by us pursuant to clauses (1) and (2) of this paragraph as may be required by rules and regulations prescribed from time to time by the Commission.

Use of Proceeds Prior to the Closing of the GIP Purchase

Prior to earlier of (1) the date on which the GIP Purchase is consummated in accordance with the terms of the GIP Purchase Agreement or (2) the date on which we redeem the notes of both series pursuant to the optional redemption provisions described above in the third paragraph under “— Optional Redemption,” we will not, and we will not permit any of our Subsidiaries to, use the net proceeds from the issuance of the notes for any purpose other than making investments in certain cash equivalents or consummating the GIP Purchase.

Upon the consummation of the GIP Purchase, this covenant will automatically cease to be of any force or effect.

Events of Default and Remedies

Each of the following is an “Event of Default” with respect to the notes of any series, and any references under “Description of the Debt Securities” in the accompanying base prospectus to events of default described in the first paragraph under the heading “Events of Default” therein shall be deemed to be references to the following:

(a)	default for 30 days in the payment when due of any interest on the notes of such series;

(b)	default in the payment of the principal of or any premium on the notes of such series when the principal or premium becomes due and payable;

(c)	failure by us duly to observe or perform any other of the covenants or agreements (other than those described in clause (a) or (b) above) in the indenture with respect to the notes of such series, which failure continues for a period of 60 days, or, in the case of the covenant set forth under “— Certain Covenants — Reports” above, which failure continues for a period of 90 days, after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default” has been given to us by the trustee, upon direction of holders of at least 25% in principal amount of then outstanding notes of such series; provided, however, that if such failure is not capable of cure within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, shall be automatically extended by an additional 60 days so long as (i) such failure is subject to cure, and (ii) we are using commercially reasonable efforts to cure such failure; and provided, further, that a failure to comply with any such other agreement in the indenture that results from a change in GAAP shall not be deemed to be an Event of Default; and

(d)	certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to us.

In case an Event of Default specified in clause (a) or (b) above shall occur and be continuing with respect to the notes of any series, holders of at least 25%, and in case an Event of Default specified in clause (c) above shall occur and be continuing with respect to the notes of such series, holders of at least a majority, in aggregate principal amount of the notes of such series then outstanding may declare the principal to be due and payable. If an Event of Default described in clause (d) above shall occur and be continuing then the principal amount of all the debt securities then outstanding under the indenture shall be and become due and payable immediately, without notice or other action by any holder or the trustee, to the full extent permitted by law. Any past or existing default or Event of Default with respect to the notes of any series may be waived by the holders of a majority in aggregate principal amount of the outstanding notes of such series, except in each case a continuing default (1) in the payment of the principal of, any premium or interest on, or any additional amounts with respect to, any notes of such series, or (2) in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.

The indenture provides that the trustee may withhold notice to the holders of any default with respect to the notes of any series (except in payment of principal of or interest or premium on the notes of such series) if the trustee considers it in the interest of holders to do so. The indenture contains a provision entitling the trustee to be indemnified by the holders before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or of exercising any trust or power conferred upon the trustee with respect to the notes of such series; provided, however, that the trustee may decline to follow any such direction if, among other reasons, the trustee determines that the actions or proceedings as directed would be unduly prejudicial to the holders of the notes not joining in such direction. The right of a holder to institute a proceeding with respect to the notes of any series will be subject to certain conditions precedent including, without limitation, that in case of an Event of Default specified in clause (a), (b) or (d) of the first paragraph above under “— Events of Default and Remedies,” holders of at least 25%, or in case of an Event of Default specified in clause (c) of the first paragraph above under “— Events of Default,” holders of at least a majority, in aggregate principal amount of the notes of such series then outstanding make a written request upon the trustee to exercise its powers under the indenture, indemnify the trustee and afford the trustee reasonable opportunity to act.

Notwithstanding the foregoing, each holder has an absolute right to receipt of the principal of, premium, if any, and interest on and additional amounts with respect to the notes of the applicable series when due and to institute suit for the enforcement thereof. We are required to deliver to the trustee annually a statement regarding compliance with the indenture.

No Personal Liability

No director, officer, employee, incorporator, or stockholder will have any liability for any of our obligations under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

We will file the supplemental indenture as an exhibit to a current report on Form 8-K at the completion of this offering. Anyone who receives this prospectus supplement may also obtain a copy of the base indenture and/ or the supplemental indenture without charge by writing to The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172-0172; Attention: Investor Relations.

Book-Entry, Delivery and Form

Except as set forth below, notes will be issued in registered, global form, without interest coupons, which we refer to as “Global Notes.” Global Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to DTC, to a nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Certificated Notes for Global Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of ours or of the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or

Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note of any series is exchangeable for Certificated Notes of such series in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof if:

(1)	DTC notifies us that it is unwilling or unable to continue as depositary for such Global Notes or that it has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 90 days after the date of such notice from DTC;

(2)	we, at our option and subject to the procedures of DTC, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes of such series; or

(3)	an Event of Default has occurred and is continuing with respect to the notes of the applicable series.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes (i) to holders having an aggregate principal amount of $2,000,000 or less, by check mailed to such holder’s registered address or (ii) to holders having an aggregate principal amount of more than $2,000,000, by check mailed to such holder’s registered address or, upon application by a holder to the registrar not later than the relevant record date or in the case of payments of principal or premium, if any, not later than 15 days prior to the principal payment date, by wire transfer in immediately available funds to that holder’s account within the United States (subject to surrender of the Certificated Note in the case of payments of principal or premium), which application shall remain in effect until the holder notifies the registrar to the contrary in writing. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for that redemption date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Board of Directors” means:

(1)	with respect to any corporation, the board of directors of the corporation or any authorized committee thereof;

(2)	with respect to a limited liability company, the managing member or managing members or board of directors, as applicable, of such limited liability company or any authorized committee thereof;

(3)	with respect to any other partnership, the board of directors of the general partner of the partnership or any authorized committee thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law, regulation or executive order to close.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Commission” means the U.S. Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or any successor agency.

“Comparable Treasury Issue” means, with respect to the notes of a series, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes of such series being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes of such series.

“Comparable Treasury Price” means, with respect to any redemption date:

(1)	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

(2)	if the Quotation Agent obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of assets of us and our Subsidiaries after deducting therefrom:

(1)	all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2)	the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents, and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on our consolidated balance sheet for our most recently completed fiscal quarter, prepared in accordance with GAAP.

“Domestic Subsidiary” means any Subsidiary of ours that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“holder” means a Person in whose name a note is registered.

“Indebtedness” means, with respect to any specified Person, any obligation created or assumed by such Person, whether or not contingent, for the repayment of money borrowed from others or any guarantee thereof.

“International Subsidiary” means each Subsidiary of ours other than a Domestic Subsidiary.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of ours in which we or any of our Subsidiaries owns any Capital Stock.

“Lien” means any mortgage, pledge, lien, security interest or other similar encumbrance.

“Non-Recourse Indebtedness” means any Indebtedness incurred by any Joint Venture or Non-Recourse Subsidiary which does not provide for recourse against us or any Subsidiary of ours (other than a Non-Recourse Subsidiary) or any property or asset of ours or any Subsidiary of ours (other than the Capital Stock or the properties or assets of a Joint Venture or Non-Recourse Subsidiary).

“Non-Recourse Subsidiary” means any Subsidiary of ours (i) whose principal purpose is to incur Non-Recourse Indebtedness and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association or joint venture created for such purpose (collectively, a “Business Entity”), (ii) who is not an obligor or otherwise bound with respect to any Indebtedness other than Non-Recourse Indebtedness, (iii) substantially all the assets of which Subsidiary or Business Entity are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Indebtedness or (y) Capital Stock in, or Indebtedness or other obligations of, one or more other Non-Recourse Subsidiaries or Business Entities and (iv) any Subsidiary of a Non-Recourse Subsidiary; provided that such Subsidiary shall be considered to be a Non-Recourse Subsidiary only to the extent that and for so long as each of the above requirements are met.

“Permitted International Debt” means Indebtedness of any International Subsidiary for which neither we nor any Domestic Subsidiary, directly or indirectly, provides any guarantee or other credit support and which is secured, if at all, only by pledges of or liens on assets (i) held by an International Subsidiary on the date of the indenture, (ii) acquired by an International Subsidiary from a Person not constituting an Affiliate or (iii) acquired by an International Subsidiary from us, any Domestic Subsidiary or other Affiliate on terms that, in the good faith judgment of our Board of Directors, are no less favorable to us or the relevant Domestic Subsidiary or other Affiliate than those that would have been obtained in a comparable transaction by us or such Domestic Subsidiary or other Affiliate with an unrelated Person or, if in the good faith judgment of our Board of Directors, no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to us or the relevant Domestic Subsidiary or other Affiliate from a financial point of view.

“Permitted Liens” means:

(1)	any Lien existing on any property at the time of the acquisition thereof and not created in contemplation of such acquisition by us or any of our Subsidiaries, whether or not assumed by us or any of our Subsidiaries;

(2)	any Lien existing on any property of a Subsidiary of ours at the time it becomes a Subsidiary of ours and not created in contemplation thereof and any Lien existing on any property of any Person at the time such Person is merged or liquidated into or consolidated with us or any Subsidiary of ours and not created in contemplation thereof;

(3)	purchase money and analogous Liens incurred in connection with the acquisition, development, construction, improvement, repair or replacement of property (including such Liens securing Indebtedness incurred within 12 months of the date on which such property was acquired, developed, constructed, improved, repaired or replaced); provided that all such Liens attach only to the property acquired, developed, constructed, improved, repaired or replaced and the principal amount of the Indebtedness secured by such Lien shall not exceed the gross cost of the property;

(4)	any Liens created or assumed to secure Indebtedness of ours or of any Subsidiary of ours maturing within 12 months of the date of creation thereof and not renewable or extendible by the terms thereof at the option of the obligor beyond such 12 months;

(5)	Liens on accounts receivable and related proceeds thereof arising in connection with a receivables financing and any Lien held by the purchaser of receivables derived from property or assets sold by us or any Subsidiary of ours and securing such receivables resulting from the exercise of any rights arising out of defaults on such receivables;

(6)	leases constituting Liens existing on the date of the indenture or thereafter existing and any renewals or extensions thereof;

(7)	any Lien securing industrial development, pollution control or similar revenue bonds;

(8)	Liens existing on the date of the indenture;

(9)	Liens in favor of us or any Subsidiary of ours;

(10)	Liens securing Indebtedness incurred to refund, extend, refinance or otherwise replace Indebtedness (“Refinanced Indebtedness”) secured by a Lien permitted to be incurred under the indenture; provided that the principal amount of such Refinanced Indebtedness does not exceed the principal amount of Indebtedness refinanced (plus the amount of penalties, premiums, fees, accrued interest and reasonable expenses incurred therewith) at the time of refinancing;

(11)	Liens on any assets or properties, or pledges of the Capital Stock, of (a) any Joint Venture owned by us or any Subsidiary of ours or (b) any Non-Recourse Subsidiary, in each case only to the extent securing Non-Recourse Indebtedness of such Joint Venture or Non-Recourse Subsidiary;

(12)	Liens on the products and proceeds (including insurance, condemnation, and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property permitted by the indenture to be subject to Liens but subject to the same restrictions and limitations set forth in the indenture as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions, and rights secure only obligations that such property is permitted to secure);

(13)	any Liens securing Indebtedness neither assumed nor guaranteed by us or any Subsidiary of ours nor on which we or they customarily pay interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by us or such Subsidiary, which mortgage Liens do not materially impair the use of such property for the purposes for which it is held by us or such Subsidiary;

(14)	any Lien existing or hereafter created on any office equipment, data processing equipment (including computer and computer peripheral equipment) or transportation equipment (including motor vehicles, aircraft, and marine vessels);

(15)	undetermined Liens and charges incidental to construction or maintenance;

(16)	any Lien created or assumed by us or any Subsidiary of ours on oil, gas, coal or other mineral or timber property owned by us or a Subsidiary of ours;

(17)	any Lien created by us or any Subsidiary of ours on any contract (or any rights thereunder or proceeds therefrom) providing for advances by us or such Subsidiary to finance gas exploration and development, which Lien is created to secure Indebtedness incurred to finance such advances;

(18)	any Lien granted in connection with a cash collateralization or similar arrangement to secure obligations of ours or any Subsidiary of ours to issuing banks in connection with letters of credits issued at the request of us or any Subsidiary of ours;

(19)	Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts;

(20)	Liens securing Permitted International Debt;

(21)	Liens not otherwise permitted so long as the aggregate outstanding principal amount of the Indebtedness secured thereby does not exceed $10,000,000 at any time; and

(22)	Liens occurring in, arising from, or associated with Specified Escrow Arrangements.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

“Quotation Agent” means the Reference Treasury Dealer appointed as such agent by us.

“Reference Treasury Dealer Quotations” means, with respect to any Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

“Reference Treasury Dealers” means (i) Barclays Capital Inc., Citigroup Global Markets Inc. and UBS Securities LLC and their successors, unless any of such entities ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer; and (ii) any two other Primary Treasury Dealers selected by us.

“Specified Escrow Arrangements” means cash deposits at one or more financial institutions for the purpose of funding any potential shortfall in the daily net cash position of us or any of our Subsidiaries.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

DESCRIPTION OF OTHER INDEBTEDNESS

The following descriptions constitute a summary of certain provisions of our other indebtedness. They do not restate the governing instruments in their entirety. We urge you to read the governing instruments in their entirety.

Credit Facilities

In July 2013, we amended our $900 million five-year senior unsecured revolving credit facility agreement to increase the aggregate commitment to $1.5 billion and to extend the maturity date to July 31, 2018 (as amended, the “Williams Credit Facility”). The commitments under the Williams Credit Facility may, under certain conditions, be increased by an additional $500 million. Significant financial covenants require our ratio of Consolidated Indebtedness to Consolidated EBITDA (each as defined in the Williams Credit Facility) to be no greater than 4.5 to 1. For the fiscal quarter and the two following fiscal quarters in which one or more acquisitions for a total aggregate purchase price equal to or greater than $50 million has been executed, we are required to maintain a ratio of Consolidated Indebtedness to Consolidated EBITDA of no greater than 5 to 1. At March 31, 2014, we were in compliance with these financial covenants.

In July 2013, WPZ amended its $2.4 billion unsecured revolving credit facility agreement that includes Transco and Northwest Pipeline as co-borrowers to increase the aggregate commitments to $2.5 billion and to extend the maturity date to July 31, 2018 (as amended, the “WPZ Credit Facility”). The WPZ Credit Facility is only available to named borrowers. The commitments under the WPZ Credit Facility may, under certain conditions, be increased by an additional $500 million. The full amount of the WPZ Credit Facility is available to WPZ to the extent not otherwise utilized by Transco and Northwest Pipeline. Transco and Northwest Pipeline each have access to borrow up to $500 million under the WPZ Credit Facility to the extent not otherwise utilized by the other co-borrowers. Significant financial covenants include:

•	WPZ’s ratio of Consolidated Indebtedness to Consolidated EBITDA (each as defined in the WPZ Credit Facility) must be no greater than 5 to 1. For the fiscal quarter and the two following fiscal quarters in which one or more acquisitions for a total aggregate purchase price equal to or greater than $50 million has been executed, WPZ is required to maintain a ratio of Consolidated Indebtedness to Consolidated EBITDA of no greater than 5.5 to 1.

•	The ratio of Consolidated Indebtedness to Consolidated Total Capitalization (each as defined in the WPZ Credit Facility) must be no greater than 65 percent for each of Transco and Northwest Pipeline.

At March 31, 2014, WPZ was in compliance with these financial covenants.

The Williams Credit Facility and the WPZ Credit Facility contain the following terms:

•	Under each of the Williams Credit Facility and WPZ Credit Facility, each time funds are borrowed, the applicable borrower may choose from two methods of calculating interest: a fluctuating base rate equal to Citibank, N.A.’s alternate base rate plus an applicable margin or a periodic fixed rate equal to LIBOR plus an applicable margin. We and WPZ are each required to pay a commitment fee (currently 0.225 percent for Williams and 0.175 percent for WPZ) based on the unused portion of their respective credit facility. The applicable margin and the commitment fee are determined under each of the Williams Credit Facility and WPZ Credit Facility by reference to a pricing schedule based on our or WPZ’s, as applicable, senior unsecured long-term debt ratings.

•	Under the Williams Credit Facility, various covenants may limit, among other things, the ability of our subsidiaries to incur indebtedness, our and our material subsidiaries’ ability to grant certain liens supporting indebtedness, our ability to merge or consolidate or sell all or substantially all of our assets, our ability to make certain distributions during an event of default, and our and our material subsidiaries’ ability to enter into certain restrictive agreements or enter into certain affiliate transactions.

•	Under the WPZ Credit Facility, various covenants may limit, among other things, a borrower’s and its material subsidiaries’ ability to grant certain liens supporting indebtedness, a borrower’s ability to merge or consolidate or sell all or substantially all of its assets, a borrower’s and its material subsidiaries’ ability to enter into certain restrictive agreements, enter into certain affiliate transactions or allow any material change in the nature of its business, and a borrower’s and its subsidiaries’ ability to make certain distributions during an event of default.

•	If an event of default with respect to a borrower occurs under its respective credit facility agreement, the lenders will be able to terminate the commitments for the respective borrowers and accelerate the maturity of any loans of the defaulting borrower under the respective credit facility agreement and exercise other rights and remedies.

At March 31, 2014, no loans were outstanding under either facility.

Letter of credit capacity under the Williams Credit Facility and the WPZ Credit Facility is $700 million and $1.3 billion, respectively. At March 31, 2014, no letters of credit had been issued on either facility. We have issued letters of credit totaling $15 million and WPZ issued letters of credit totaling $9 million as of March 31, 2014, under certain bilateral bank agreements.

Commercial Paper Program

In March 2013, WPZ initiated a commercial paper program. The program allows a maximum outstanding amount at any time of $2 billion of unsecured commercial paper notes. The maturities of the commercial paper notes vary but may not exceed 397 days from the date of issuance. The commercial paper notes are sold under customary terms in the commercial paper market and are issued at a discount from par, or, alternatively, are sold at par and bear varying interest rates on a fixed or floating basis. Proceeds from these notes are used for general partnership purposes, including funding capital expenditures, working capital, and partnership distributions. At June 18, 2014, WPZ had $520 million in principal amount of notes outstanding under its commercial paper program.

Williams Notes

As of March 31, 2014, we had outstanding a total of $2.312 billion aggregate principal face amount of senior unsecured debt issues with various interest rates from 3.7% to 10.25% and maturities ranging from 2019 to 2033 (collectively, the “Williams Notes”).

The terms of the Williams Notes are governed by indentures that contain covenants that, among other things, limit (1) our ability and the ability of our subsidiaries to incur liens on assets to secure certain debt and (2) certain mergers or consolidations and transfers of assets. The indentures also contain customary events of default, upon which the trustee or the holders of the Williams Notes may declare all outstanding Williams Notes to be due and payable immediately.

We may redeem the Williams Notes at our option in whole or in part at any time or from time to time prior to the respective maturity dates, at the applicable redemption prices described in the indentures governing the Williams Notes. We are not required to make mandatory redemption or sinking fund payments with respect to the Williams Notes or to repurchase the Williams Notes at the option of the holders.

WPZ Notes

As of March 31, 2014, WPZ (exclusive of Transco and Northwest Pipeline) had outstanding a total of $8.450 billion aggregate principal face amount of senior unsecured notes with various interest rates from 3.35% to 7.25% and maturities ranging from 2015 to 2044 (collectively, the “WPZ Notes”).

The terms of the WPZ Notes are governed by indentures that contain covenants that, among other things, limit (1) WPZ’s ability and the ability of its subsidiaries to incur liens on assets to secure certain debt and (2) certain mergers or consolidations and transfers of assets. The indentures also contain customary events of default, upon which the trustee or the holders of the WPZ Notes may declare all outstanding WPZ Notes to be due and payable immediately.

WPZ may redeem the WPZ Notes at its option in whole or in part at any time or from time to time prior to the respective maturity dates, at the applicable redemption prices described in the indentures governing the WPZ Notes. WPZ is not required to make mandatory redemption or sinking fund payments with respect to the WPZ Notes or to repurchase the WPZ Notes at the option of the holders.

Transco and Northwest Pipeline Notes

As of March 31, 2014, Transco had outstanding a total of $1.433 billion aggregate principal face amount of senior unsecured debt issues with various interest rates from 4.45% to 7.25% and maturities ranging from 2016 to 2042 (the “Transco Notes”). As of March 31, 2014, Northwest Pipeline had outstanding a total of $695 million aggregate principal face amount of senior unsecured debt issues with various interest rates from 5.95% to 7.125% and maturities ranging from 2016 to 2025 (the “Northwest Pipeline Notes”).

The indentures governing the Transco Notes and the Northwest Pipeline Notes contain covenants that, among other things, limit Transco and Northwest Pipeline’s ability to (1) incur liens securing indebtedness, (2) engage in certain sale and lease-back transactions and (3) consolidate, merge, transfer or lease assets. The indentures also contain customary events of default including non-payment of principal or interest, failure to comply with covenants, and certain bankruptcy or insolvency events. Northwest Pipeline’s 7.125% Debentures due 2025 ($85 million aggregate principal amount outstanding as of March 31, 2014) are not subject to redemption prior to maturity. The remaining Northwest Pipeline Notes, and all of the Transco Notes, may be redeemed, in whole or in part, at any time and from time to time, as provided in the indentures governing the notes.

ACMP Notes

Following the completion of the GIP Purchase, ACMP will become our consolidated subsidiary for accounting purposes. As of March 31, 2014, ACMP had outstanding a total of $3.65 billion aggregate principal face amount of senior unsecured debt issues with various interest rates from 4.875% to 6.125% and maturities ranging from 2021 to 2024 (the “ACMP Notes”).

The indentures governing the ACMP Notes contain covenants that limit the ability of ACMP to take certain actions, which limitations are more restrictive than those set forth in the Williams Notes, WPZ Notes, Transco Notes, and Northwest Pipeline Notes in some respects.

Bridge Facility

We have obtained a backup financing commitment (the “Bridge Commitment”) for an amount up to $5.995 billion (the “Bridge Facility”) from affiliates of certain of the underwriters of this offering to fund the payment of the consideration for the GIP Purchase, if necessary. Pursuant to such commitment, the amount available for borrowing under the Bridge Facility will be reduced by the amount of any net proceeds received by us from this offering and any net proceeds of the Common Stock Offering. The Bridge Commitment will expire upon the earliest to occur of (i) consummation of the GIP Purchase with or without funding of the Bridge Facility, (ii) valid termination of the GIP Purchase Agreement prior to the consummation of the GIP Purchase and (iii) on December 31, 2014 if the GIP Purchase of the GIP Purchase shall not have occurred by such time.

Subject to entry into definitive documentation in respect of the Bridge Facility (the “Bridge Facility Documentation”), interest on borrowings under the Bridge Facility will be payable at rates per annum equal to, at our option: (1) a fluctuating base rate equal to UBS AG’s adjusted base rate plus the applicable margin, or (2) a periodic fixed rate equal to LIBOR plus the applicable margin. Subject to entry into the Bridge Facility

Documentation, we will be required to pay a commitment fee based on the unused portion of the commitments or funded amounts under the Bridge Facility. The applicable margin will be determined by reference to a pricing schedule based on our senior unsecured debt ratings.

Subject to entry into the Bridge Facility Documentation, the Bridge Facility Documentation is expected to contain customary representations and warranties and affirmative, negative and financial covenants which will be made only for the purposes of the Bridge Facility and as of the specific date (or dates) to be set forth therein, and may be subject to certain limitations as agreed upon by the contracting parties. Subject to entry into the Bridge Facility Documentation, the covenants will limit, among other things, the ability of our subsidiaries to incur indebtedness, our and our material subsidiaries’ ability to grant liens supporting indebtedness, our ability to merge or consolidated with any person or sell all or substantially all of our assets to any person and our ability to enter into certain affiliate transactions and enter into certain restrictive agreements.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences of the acquisition, ownership, and disposition of the notes. It is based on provisions of the Code, existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the IRS has been or will be sought with respect to the acquisition, ownership, and disposition of the notes. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to notes that are acquired in the initial offering for an amount of cash equal to their issue price, which will equal the first price at which a substantial amount of the notes is sold for cash to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers), and that are held as capital assets (i.e., generally, property held for investment).

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities and foreign currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities, brokers, persons who hold the notes as a hedge or other integrated transaction or who hedge the interest rate on the notes, U.S. holders (as defined below) whose functional currency is not U.S. dollars, or persons subject to the alternative minimum tax). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

For purposes of this discussion, a “U.S. holder” is an individual, corporation, estate, or trust that is a beneficial owner of the notes and that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A “non-U.S. holder” is an individual, corporation, estate, or trust that is a beneficial owner of the notes and is not a U.S. holder.

The U.S. federal income tax treatment of a partner in an entity classified as a partnership for U.S. federal income tax purposes that holds the notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

U.S. Federal Income Tax Consequences to U.S. Holders

Treatment of Interest

It is expected, and the rest of this discussion assumes, that the notes will be issued without original issue discount for federal income tax purposes. Accordingly, stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrues in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. If, however, the notes’ “stated redemption price at maturity” (generally, the sum of all payments required under the note other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Sale, Exchange, or Other Taxable Disposition of the Notes

In general, upon the sale, exchange, redemption, retirement, or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received (less any portion allocable to any accrued and unpaid interest, which will be taxable as interest to the extent not previously included in income, as described above under “—Treatment of Interest”) and (2) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in the note will generally be its cost for the note. Gain or loss realized on the sale, exchange, redemption, retirement, or other taxable disposition of a note will generally be capital gain or loss, and will be long term capital gain or loss if the U.S. holder held the note for more than one year at the time of the sale, exchange, redemption, retirement or other disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Additional Payments

As described under “Description of the Notes — Special Mandatory Redemption,” we may be required to redeem the notes prior to maturity at a redemption price that may exceed the principal amount of the notes under certain circumstances. It is possible that our obligation to redeem at a premium could implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” If the notes were characterized as contingent payment debt instruments, a U.S. Holder might, among other things, be required to accrue interest income in different amounts and at different times than the stated interest on the notes and to treat any gain recognized on the sale or other taxable disposition of a note as ordinary income rather than as capital gain. We intend to take the position that the notes should not be treated as contingent payment debt instruments. It is possible that the IRS may take a different position, in which case a holder might be required to accrue interest at a higher rate than the stated interest rate and to treat as ordinary interest income any gain realized on the taxable disposition of the notes.

Medicare tax and reporting obligations

A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

In general, a U.S. holder of the notes will be subject to backup withholding with respect to interest on the notes, and the proceeds of a sale or other taxable disposition of the notes, at the applicable tax rate, unless such holder (a) is an entity that is exempt from withholding and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to various penalties. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Treatment of Interest

Subject to the discussion of backup withholding below, under the “portfolio interest exemption,” a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of interest on the notes if the interest is not effectively connected with its conduct of a U.S. trade or business, provided that:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related (actually or constructively) to us through stock ownership; and

•	certain certification requirements are met.

Under current law, the certification requirement will be satisfied in any of the following circumstances:

•	If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN or W-8BEN-E (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.

•	If a note is held through a securities clearing organization, bank, or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

•	If a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the duly executed IRS Form W-8ECI is provided to us or our paying agent) generally in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, and the non-U.S. holder satisfies certain certification requirements, any interest income that is effectively connected with a U.S. trade or business will be subject to federal income tax in the manner specified by the treaty and generally will only be subject to tax on a net basis if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States. In addition, a non-U.S. holder that is treated as a corporation for federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale, Exchange, or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain (other than any gain attributable to accrued and unpaid interest, which will be taxable as interest and may be subject to the rules described above under the heading “U.S. Federal Income Tax Consequences to Non-U.S. Holders — Treatment of Interest”) realized by such holder upon a sale, exchange, redemption, retirement, or other taxable disposition of a note, unless:

•	the non-U.S. holder is a non-resident alien individual present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met; or

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if an applicable income tax treaty so provides, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder or a fixed base in the case of an individual).

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or lower applicable treaty rate) on the gain derived by such holder upon the sale, exchange, redemption, retirement, or other taxable disposition of a note, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption, retirement, or other taxable disposition of the notes in the same manner as a U.S. person. In addition, corporate non-U.S. holders to which the second exception applies may be subject to a 30% branch profits tax (or lower applicable treaty rate) on its effectively connected earnings and profit for the taxable year, subject to adjustments. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

Generally, we or our paying agent must report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

Non-U.S. holders who have provided proper certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding on payments of interest if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds from the sale or other taxable disposition of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker has certain relationships with the United States.

Payment of the proceeds from a sale or other taxable disposition of a note (including a retirement or redemption) to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

The amount of any backup withholding from a payment to a non-U.S. holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of shares of our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

UNDERWRITING

We intend to offer the notes through the underwriters named below, for whom Barclays Capital Inc., Citigroup Global Markets Inc. and UBS Securities LLC are acting as representatives. Subject to the terms and conditions contained in the underwriting agreement dated the date of this prospectus supplement between the underwriters named below and us, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase, the principal amount of the notes listed opposite their names below.

Underwriters	Principal Amount of % Senior Notes due	Principal Amount of % Senior Notes due
Barclays Capital Inc.	$	$
Citigroup Global Markets Inc.
UBS Securities LLC

Total	$	$

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and may offer the notes to dealers at that price less a concession not in excess of     % of the principal amount of the          notes and     % of the principal amount of the          notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of     % of the principal amount of the          notes and     % of the principal amount of the          notes to other dealers. After the initial offering of the notes to the public, the public offering price, concession and discount may be changed.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by The Williams Companies, Inc.
Per note		%
Per note		%

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $500,000 and are payable by us.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Relationships / FINRA Conduct Rules

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging financing and brokerage activities. Some of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking (including as lenders to us and our affiliates), investment banking or financial advisory transactions with us and our affiliates, in the ordinary course of their business. For example, each of Citigroup Global Markets Inc., Barclays Capital Inc. and UBS Securities LLC is acting as a financial advisor to us in connection with the GIP Purchase and certain underwriters and their affiliates, including each of Citigroup Global Markets Inc., Barclays Capital Inc. and UBS Securities LLC, are expected to act as arrangers and lenders for the Bridge Facility. Such underwriters and their affiliates have received customary compensation and reimbursement of their expenses for these commercial banking, investment banking or financial advisory transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Certain matters with respect to the issuance and sale of the notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with the notes offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of The Williams Companies, Inc. appearing in The Williams Companies, Inc.’s Current Report on Form 8-K filed on May 22, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference which, as to the consolidated financial statements for the years 2013, 2012 and 2011, is based in part on the report of Deloitte & Touche LLP and as to the consolidated financial statements for the year 2013, is based in part on the report of PricewaterhouseCoopers LLP, each an independent registered public accounting firm. The effectiveness of The Williams Companies Inc.’s internal control over financial reporting as of December 31, 2013 has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included in The Williams Companies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, and incorporated herein by reference. Such consolidated financial statements and The Williams Companies, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act that registers the offer and sale of the notes covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at http://www.sec.gov. Unless specifically listed below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement. You also can obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying base prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and the accompanying base prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus supplement the following documents that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K (File No. 1-04174) for the year ended December 31, 2013, filed on February 26, 2014 (provided, however, Items 6, 7, 7A and 8 of the Form 10-K and Exhibit 12 thereto, which were subsequently recast in our Current Report on Form 8-K filed on May 22, 2014, are not incorporated herein);

•	Our Quarterly Report on Form 10-Q (File No. 1-04174) for the quarter ended March 31, 2014, filed on May 1, 2014;

•	Our Current Reports on Form 8-K (File No. 1-04174) filed on January 28, 2014, February 11, 2014, February 25, 2014 (as amended by a Current Report on Form 8-K/A filed on March 19, 2014), March 24, 2014, May 22, 2014, May 28, 2014 and June 16, 2014 (excluding for all such Current Reports the information, if any, furnished under Item 7.01 thereof and corresponding information furnished under Item 9.01 or included as an exhibit thereto); and

•	The information included in our definitive proxy statement filed on April 11, 2014 under the headings “Proposal 1 — Election of Directors,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Questions and Answers About the Annual Meeting and Voting,” “Corporate Governance and Board Matters,” “Compensation Discussion and Analysis,” “Executive Compensation and Other Information,” “Compensation of Directors,” “Compensation Committee Interlocks and Insider Participation,” “Equity Compensation Stock Plans,” “Security Ownership of Certain Beneficial Owners and Management” and the subheading “Principal Accounting Fees and Services” in Proposal 4 — Ratification of the Appointment of Independent Auditors.

These reports contain important information about us, our financial condition and our results of operations.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering will also be deemed to be incorporated herein by reference and will automatically update and supersede information in this prospectus supplement. Nothing in this prospectus supplement shall be deemed to incorporate information furnished to, but not filed with, the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

We make available free of charge on or through our Internet website, http://www.williams.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus supplement and does not constitute a part of this prospectus supplement.

You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus supplement (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our Internet website at http://www.williams.com, or by writing or calling us at the following address:

Investor Relations

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172-0172

Telephone: (918) 573-2078

You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement is accurate as of any date other than the date on the front of each document.

PROSPECTUS

THE WILLIAMS COMPANIES, INC.

DEBT SECURITIES

PREFERRED STOCK

COMMON STOCK

PURCHASE CONTRACTS

WARRANTS

UNITS

We or selling securityholders to be named in a prospectus supplement may from time to time offer to sell debt securities, preferred stock, common stock, purchase contracts, warrants, or units. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “WMB.”

We will sell these securities directly to investors, or through agents, dealers, or underwriters as designated from time to time, or through a combination of these methods, on a continuous or delayed basis.

This prospectus may not be used to sell our securities unless it is accompanied by the applicable prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make additional representations. We are not making or soliciting an offer of any securities other than the securities described in this prospectus and any prospectus supplement. We are not making or soliciting an offer of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Investing in our securities involves a high degree of risk. See “Risk Factors” contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representations to the contrary are a criminal offense.

The date of this prospectus is May 24, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. We or selling securityholders to be named in a prospectus supplement may sell any combination of the securities described in this prospectus from time to time, either separately or in units, in one or more offerings.

Each time we or selling securityholders sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered.

In addition, the prospectus supplement may also add, update, or change the information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any information incorporated by reference herein, on the one hand, and the information contained in any applicable prospectus supplement or incorporated by reference therein, on the other hand, you should rely on the information in the applicable prospectus supplement or incorporated by reference therein.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules, or regulations, we may instead include such information or add, update, or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules, or regulations.

Statements made in this prospectus, in any prospectus supplement, or in any document incorporated by reference in this prospectus or any prospectus supplement as to the contents of any contract or other document are not necessarily complete. In each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to the documents incorporated by reference. You may obtain copies of those documents as described below under “Where You Can Find More Information.”

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement, or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

In this prospectus, Williams (which includes The Williams Companies, Inc. and, unless the context otherwise requires, all of our subsidiaries) is at times referred to in the first person as “we,” “us,” or “our.” We also sometimes refer to Williams as the “Company.”

ABOUT THE WILLIAMS COMPANIES, INC.

We are an energy infrastructure company focused on connecting North America’s hydrocarbon resource plays to growing markets for natural gas, NGLs, and olefins. Our operations span from the deepwater Gulf of Mexico to the Canadian oil sands.

Our interstate gas pipeline and domestic midstream interests are largely held through our significant investment in Williams Partners L.P. (“WPZ”), one of the largest energy master limited partnerships. We own the approximate 2.0 percent general-partner interest and a 66.3 percent limited-partner interest in WPZ. We also own a Canadian midstream and domestic olefins production business, which processes oil sands off-gas and produces olefins for petrochemical feedstocks.

We were founded in 1908, originally incorporated under the laws of the state of Nevada in 1949 and reincorporated under the laws of the state of Delaware in 1987. Our principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172, and our telephone number is (918) 573-2000.

RISK FACTORS

Investing in the securities described herein involves risk. We urge you to carefully consider the risk factors described in our filings with the SEC that are incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus used in connection with an offering of our securities, as well as the information relating to us identified below under “Special Note Regarding Forward-Looking Statements,” before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street N.E., Washington, D.C. 20549-2521. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Unless specifically listed under “Incorporation by Reference” below, the information contained on the SEC web site is not intended to be incorporated by reference into this prospectus and you should not consider that information a part of this prospectus.

Our SEC filings can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We will also provide to you, at no cost, a copy of any document incorporated by reference in this prospectus and the applicable prospectus supplement and any exhibits specifically incorporated by reference into those documents. You may request copies of these filings from us by mail at the following address, or by telephone at the following telephone number:

The Williams Companies, Inc.

Investor Relations

One Williams Center

Tulsa, Oklahoma 74172-0172

Telephone Number: (918) 573-2000

We make available free of charge on or through our Internet website, http://www.williams.com, our reports and other information filed with or furnished to the SEC as referred to above and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not intended to be incorporated by reference into this prospectus and you should not consider that information a part of this prospectus.

INCORPORATION BY REFERENCE

We are incorporating by reference into this prospectus information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or the information we file subsequently that is incorporated by reference into this prospectus or any prospectus supplement. We are incorporating by reference the following documents that we have filed with the SEC:

•

our annual report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 27, 2012, as amended by Amendment No. 2 on Form 10-K/A filed with the SEC on May 1, 2012 (including the portions of our proxy statement for our 2012 annual meeting of stockholders specifically incorporated by reference therein);

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2012;

•

our current reports on Form 8-K filed with the SEC on January 6, 2012, January 25, 2012, February 13, 2012 (excluding the information furnished under Item 7.01 thereof and corresponding information furnished under Item 9.01 or included as an exhibit thereto), March 20, 2012 (excluding the information furnished under Item 7.01 thereof and corresponding information furnished under Item 9.01 or included as an exhibit thereto), March 30, 2012, April 2, 2012 (excluding the information furnished under Item 7.01 thereof and corresponding information furnished under Item 9.01 or included as an exhibit thereto), April 20, 2012 (excluding the information furnished under Item 7.01 thereof and corresponding information furnished under Item 9.01 or included as an exhibit thereto), May 1, 2012 and May 21, 2012;

•

the description of our common stock, par value $1.00 per share, contained in our Registration Statement on Form 8-B filed on August 20, 1987 (File No. 001-4174), including any amendments or reports filed for the purpose of updating the description of our common stock; and

•

the description of our Series A Junior Participating Preferred Stock Purchase Rights (currently traded with our common stock) contained in our Registration Statement on Form 8-A filed on February 5, 1996 (File No. 001-4174), as amended by Amendment No. 1 to the Registration Statement on Form 8-A filed on September 22, 2004 (File No. 001-4174), including any amendments or reports filed for the purpose of updating such description.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of all offerings made pursuant to this prospectus and the applicable prospectus supplement also will be deemed to be incorporated herein by reference. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit). Any statements made in incorporated documents will automatically update and supersede the information contained in this prospectus and the applicable prospectus supplement, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated by reference into this prospectus and the applicable prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained or incorporated by reference in this prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, and other matters. Words such as “anticipates,” “believes,” “could,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “might,” “objective,” “planned,” “potential,” “projects,” “scheduled,” “should,” and other similar expressions identify those statements that are forward-looking. These statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	amounts and nature of future capital expenditures;

•	expansion and growth of our business and operations;

•	financial condition and liquidity;

•	business strategy;

•	cash flow from operations or results of operations;

•	the levels of dividends to stockholders;

•	seasonality of certain business components; and

•	natural gas, natural gas liquids and crude oil prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties, and risks that could cause future events or results to be materially different from those stated or implied in this prospectus. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	whether we have sufficient cash to enable us to pay current and expected levels of dividends;

•	availability of supplies, market demand, volatility of prices, and the availability and cost of capital;

•

inflation, interest rates, fluctuation in foreign exchange, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	the strength and financial resources of our competitors;

•	ability to acquire new businesses and assets and integrate those operations and assets into our existing businesses, as well as expand our facilities;

•	development of alternative energy sources;

•	the impact of operational and development hazards;

•

costs of, changes in, or the results of laws, government regulations (including safety and climate change regulation and changes in natural gas production from exploration and production areas that we serve), environmental liabilities, litigation and rate proceedings;

•	our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	changes in maintenance and construction costs;

•	changes in the current geopolitical situation;

•	our exposure to the credit risk of our customers and counterparties;

•	risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	risks associated with future weather conditions;

•	acts of terrorism, including cybersecurity threats and related disruptions; and

•	additional risks described in our filings with the SEC.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth or incorporated by reference in this prospectus and the applicable prospectus supplement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus and the applicable prospectus supplement.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. We will not receive any proceeds from the sale of securities by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated.

	Three Months Ended March 31, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges(a)	4.17	2.77	1.52	1.69	2.24	2.37

(a)	The ratio has been computed by dividing earnings by fixed charges. For purposes of computing these ratios, earnings means the following: income (loss) from continuing operations before income taxes, less equity earnings, excluding proportionate share from 50% owned investees and unconsolidated majority-owned investees; plus fixed charges (discussed below) and distributed income of equity-method investees, excluding proportionate share from 50% owned investees and unconsolidated majority-owned investees; less capitalized interest. Fixed charges means the sum of the following: interest accrued, including proportionate share from 50% owned investees and unconsolidated majority-owned investees; and rental expense representative of interest factor.

ADOPTION OF ACCOUNTING STANDARDS UPDATES ON COMPREHENSIVE INCOME (UNAUDITED)

In January 2012, we adopted Accounting Standards Update No. (ASU) 2011-05, “Comprehensive Income (Topic 220) Presentation of Comprehensive Income,” and ASU 2011-12, “Comprehensive Income (Topic 220) Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” As a result of our adoption of these updates, beginning with first-quarter 2012 we now present a separate consolidated statement of comprehensive income. The new guidance does not change the items in other comprehensive income or the measurement of those items. The following table displays the retrospective application of these standards to periods presented in the financial statements included in our Form 10-K for the fiscal year ended December 31, 2011, as amended on May 1, 2012, which are incorporated by reference into this filing.

	Years Ended December 31,
(Millions)	2011	2010	2009
Net income (loss)	$661	$(922)	$361

Other comprehensive income (loss):

Cash flow hedging activities:
Net unrealized gain (loss) from derivative instruments, net of taxes of ($152), ($185) and ($99) in 2011, 2010, and 2009	243	303	163
Reclassifications into earnings of net derivative instrument (gain) loss, net of taxes of $124, $131 and $234 in 2011, 2010, and 2009	(190)	(211)	(384)

Foreign currency translation adjustments	(18)	29	83

Pension and other postretirement benefits:
Prior service credit (cost) arising during the year, net of taxes of ($1) in 2011	1	-	7
Amortization of prior service cost (credit) included in net periodic benefit expense, net of taxes of $1 and $2 in 2011 and 2010	(2)	(2)	(3)
Net actuarial gain (loss) arising during the year, net of taxes of $89, $27 and ($16) in 2011, 2010, and 2009	(152)	(56)	27
Amortization of actuarial (gain) loss included in net periodic benefit expense, net of taxes of ($16), ($13), and ($16) in 2011, 2010, and 2009	27	23	26
Unrealized gain (loss) on equity securities, net of taxes of ($2) in 2011	3	-	-

Other comprehensive income (loss)	(88)	86	(81)

Comprehensive income (loss)	573	(836)	280
Less: Comprehensive income (loss) attributable to noncontrolling interest	285	175	83

Comprehensive income (loss) attributable to The Williams Companies, Inc.	$288	$(1,011)	$197

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the base indenture under which the debt securities are to be issued, unless otherwise specified in a prospectus supplement. The particular terms of the debt securities to be sold will be set forth in a prospectus supplement relating to such debt securities.

The debt securities will represent unsecured general obligations of the Company, unless otherwise provided in the prospectus supplement. As indicated in the applicable prospectus supplement, the debt securities will either be senior debt or subordinated debt. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under an indenture to be entered into between us and The Bank of New York Mellon Trust Company, N.A. that has been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplemental indentures as are adopted from time to time. The following summary of certain provisions of that indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of that indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

The indenture does not limit the amount of debt securities that may be issued thereunder. The applicable prospectus supplement with respect to any debt securities will set forth the following terms of the debt securities offered pursuant thereto:

•	the title and series of such debt securities;

•	any limit upon the aggregate principal amount of such debt securities of such series;

•	whether such debt securities will be in global or other form;

•	the date or dates and method or methods by which principal and any premium on such debt securities is payable;

•	the interest rate or rates (or method by which such rate will be determined), if any;

•	the dates on which any such interest will be payable and the method of payment;

•	whether and under what circumstances any additional amounts are payable with respect to such debt securities;

•	the notice, if any, to holders of such debt securities regarding the determination of interest on a floating rate debt security;

•	the basis upon which interest on such debt securities shall be calculated, if other than that of a 360 day year of twelve 30-day months;

•	the place or places where the principal of and interest or additional amounts, if any, on such debt securities will be payable;

•	any redemption or sinking fund provisions, or the terms of any repurchase at the option of the holder of the debt securities;

•	the denominations of such debt securities, if other than $1,000 and integral multiples thereof;

•	any rights of the holders of such debt securities to convert the debt securities into other securities or property;

•	the terms, if any, on which payment of principal or any premium, interest or additional amounts on such debt securities will be payable in a currency other than U.S. dollars;

•

the terms, if any, by which the amount of payments of principal or any premium, interest or additional amounts on such debt securities may be determined by reference to an index, formula, financial or economic measure or other methods;

•

if other than the principal amount hereof, the portion of the principal amount of such debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	any events of default or covenants in addition to or in lieu of those described herein and remedies therefor;

•	whether such debt securities will be subject to defeasance or covenant defeasance;

•	the terms, if any, upon which such debt securities are to be issuable upon the exercise of warrants;

•

any trustees other than The Bank of New York Mellon Trust Company, N.A., and any authenticating or paying agents, transfer agents or registrars or any other agents with respect to such debt securities;

•	the terms, if any, on which such debt securities will be subordinate to other debt of the Company;

•	whether such debt securities will be guaranteed and the terms thereof;

•	whether such debt securities will be secured by collateral and the terms of such security; and

•	any other specific terms of such debt securities and any other deletions from or additions to or modifications of the indenture with respect to such debt securities.

Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture.

The indenture does not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described below under “—Consolidation, Merger and Sale of Assets.”

Modification and Waiver

The indenture provides that supplements to the indenture and the applicable supplemental indentures may be made by the Company and the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of debt securities of a series under the indenture or the debt securities of such series, with the consent of the holders of a majority (or such greater amount as is provided for a particular series of debt securities) in principal amount of the outstanding debt securities issued under such indenture that are affected by the supplemental indenture, voting as a single class; provided that no such supplemental indenture may, without the consent of the holder of each such debt security affected thereby, among other things:

(a)

change the stated maturity of the principal of, or any premium, interest or additional amounts on, such debt securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or any additional amounts thereon, or reduce any premium payable on redemption thereof or otherwise, or reduce the amount of the principal of debt securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change the redemption provisions or adversely affect the right of repayment at the option of the holder, or change the place of payment or currency in which the principal of, or any premium, interest or additional amounts with respect to any debt security is payable, or impair or affect the right of any holder of debt securities to institute suit for the payment after such payment is due (except a rescission and annulment of acceleration with respect to a series of debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of such series and a waiver of the payment default that resulted from such acceleration);

(b)	reduce the percentage of outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or reduce the quorum required for voting;

(c)	modify any of the provisions of the sections of such indenture relating to supplemental indentures with the consent of the holders, waivers of past defaults or securities redeemed in part, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of each holder affected thereby; or

(d)	make any change that adversely affects the right to convert or exchange any security into or for common stock or other securities, cash or other property in accordance with the terms of the applicable debt security.

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The indenture provides that the Company and the applicable trustee may, without the consent of the holders of any series of debt securities issued thereunder, enter into additional supplemental indentures for one of the following purposes:

(a)	to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in such indenture and in the debt securities issued thereunder;

(b)	to add to the covenants of the Company or to surrender any right or power conferred on the Company pursuant to the indenture;

(c)	to establish the form and terms of debt securities issued thereunder;

(d)	to evidence and provide for a successor trustee under such indenture with respect to one or more series of debt securities issued thereunder or to provide for or facilitate the administration of the trusts under such indenture by more than one trustee;

(e)	to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under such indenture; provided that no such action pursuant to this clause (e) shall adversely affect the interests of the holders of any series of debt securities issued thereunder in any material respect;

(f)	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities under the indenture;

(g)	to add any additional events of default with respect to all or any series of debt securities;

(h)	to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that such action does not adversely affect the interests of any holder of an outstanding debt security of such series or any other security in any material respect;

(i)	to make provisions with respect to the conversion or exchange rights of holders of debt securities of any series;

(j)	to pledge to the trustee as security for the debt securities of any series any property or assets;

(k)	to add guarantees in respect of the debt securities of one or more series;

(l)	to change or eliminate any of the provisions of the indenture, provided that any such change or elimination become effective only when there is no security of any series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

(m)	to provide for certificated securities in addition to or in place of global securities;

(n)	to qualify such indenture under the Trust Indenture Act of 1939, as amended;

(o)	with respect to the debt securities of any series, to conform the text of the indenture or the debt securities of such series to any provision of the description thereof in the Company’s offering memorandum or prospectus relating to the initial offering of such debt securities, to the extent that such provision, in the good faith judgment of the Company, was intended to be a verbatim recitation of a provision of the indenture or such securities; or

(p)	to make any other change that does not adversely affect the rights of holders of any series of debt securities issued thereunder in any material respect.

Events of Default

Unless otherwise provided in any prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued thereunder:

(a)	default for 30 days in the payment when due of interest on, or any additional amount in respect of, any series of debt securities;

(b)	default in the payment of principal or any premium on any series of the debt securities outstanding under the indenture when due;

(c)	default in the payment, if any, of any sinking fund installment when and as due by the terms of any debt security of such series, subject to any cure period that may be specified in any debt security of such series;

(d)

failure by the Company for 60 days after receipt by registered or certified mail of written notice from the trustee upon instruction from holders of at least 25% in principal amount of the then outstanding debt securities of such series to comply with any of the other agreements in the indenture and stating that such notice is a “Notice of Default” under the indenture; provided, that if such failure cannot be remedied within such 60-day period, such period shall be automatically extended by another 60 days so long as (i) such failure is subject to cure and (ii) the Company is using commercially reasonable efforts to cure such failure; and provided, further, that a failure to comply with any such other agreement in the indenture that results from a change in generally accepted accounting principles shall not be deemed to be an event of default;

(e)	certain events of bankruptcy, insolvency or reorganization of the Company; and

(f)	any other event of default provided in a supplemental indenture with respect to a particular series of debt securities, provided that any event of default that results from a change in generally accepted accounting principles shall not be deemed to be an event of default.

In case an event of default specified in clause (a) or (b) above shall occur and be continuing with respect to any series of debt securities, holders of at least 25%, and in case an event of default specified in any clause other than clause (a), (b) or (e) above shall occur and be continuing with respect to any series of debt securities, holders of at least a majority, in aggregate principal amount of the debt securities of such series then outstanding may declare the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of such series to be due and payable. If an event of default described in (e) above shall occur and be continuing then the principal amount (or, in the case of discounted debt securities, the amount specified in the terms thereof) of all the debt securities outstanding shall be and become due and payable immediately, without notice or other action by any holder or the applicable trustee, to the full extent permitted by law. Any past or existing default or event of default with respect to particular series of debt securities under such indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, except in each case a continuing default (1) in the payment of the principal of, any premium or interest on, or any additional amounts with respect to, any debt security of such series, or (2) in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.

The indenture provides that the applicable trustee may withhold notice to the holders of any default with respect to any series of debt securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the debt securities) if the applicable trustee considers it in the interest of holders to do so.

The indenture contains a provision entitling the applicable trustee to be indemnified by the holders before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable trustee or of exercising any trust or power conferred upon the applicable trustee with respect to the debt securities of such series; provided, however, that the applicable trustee may decline to follow any such direction if, among other reasons, the applicable trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction. The right of a holder to institute a proceeding with respect to a series of debt securities will be subject to certain conditions precedent including, without limitation, that in case of an event of default specified in clause (a), (b) or (e) of the first paragraph above under “—Events of Default,” holders of at least 25%, or in case of an event of default other than specified in clause (a), (b) or (e) of the first paragraph above under “—Events of Default”, holders of at least a majority, in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the applicable trustee to exercise its powers under such indenture, indemnify the applicable trustee and afford the applicable trustee reasonable opportunity to act. Notwithstanding the foregoing, the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the debt securities, to require conversion of debt securities if such indenture provides for convertibility at the option of the holder and to institute suit for the enforcement thereof.

Consolidation, Merger and Sale of Assets

The indenture provides that the Company may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and properties and the assets and properties of its subsidiaries (taken as a whole) to another person in one or more related transactions unless the successor person is a person organized under the laws of any domestic jurisdiction and assumes the Company’s obligations on the debt securities issued thereunder, and under the indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.

Certain Covenants

Payment of Principal, any Premium, Interest or Additional Amounts. The Company will duly and punctually pay the principal of, and premium and interest on or any additional amounts payable with respect to, any debt securities of any series in accordance with their terms.

Maintenance of Office or Agency. The Company will be required to maintain an office or agency in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

Reports. So long as any debt securities of a particular series are outstanding, the Company will file with the Trustee, within 30 days after the Company has filed the same with the Commission, unless such reports are available on the Commission’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Additional Covenants. Any additional covenants of the Company with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Redemption; Repurchase at the Option of the Holder; Sinking Fund

The terms and conditions, if any, upon which (a) the debt securities are redeemable at the option of the Company, (b) the holder of debt securities may cause the Company to repurchase such debt securities or (c) the debt securities are subject to any sinking fund will be set forth in the applicable prospectus supplement relating thereto.

Repurchases on the Open Market

The Company or any affiliate of the Company may at any time or from time to time repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of the Company or the relevant affiliate of the Company, be held, resold or surrendered to the trustee for cancellation.

Discharge, Defeasance and Covenant Defeasance

The indenture provides, with respect to each series of debt securities issued thereunder, that the Company may satisfy and discharge its obligations under such debt securities of a series and such indenture with respect to debt securities of such series if:

(a)	all debt securities of such series previously authenticated and delivered, with certain exceptions, have been accepted by the applicable trustee for cancellation; or

(b) (i)	the debt securities of such series have become due and payable, or mature within one year, or all of them are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for giving the notice of redemption and the Company irrevocably deposits in trust with the applicable trustee, as trust funds solely for the benefit of the holders of such debt securities, for that purpose, money or governmental obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the applicable trustee) to pay the entire indebtedness on the debt securities of such series to maturity or redemption, as the case may be, and pays all other sums payable by it under such indenture; and

(ii)	the Company delivers to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the satisfaction and discharge of such indenture with respect to the debt securities of such series have been complied with.

Notwithstanding such satisfaction and discharge, the obligations of the Company to compensate and indemnify the trustee, to pay additional amounts, if any, in respect of debt securities in certain circumstances and to convert or exchange debt securities pursuant to the terms thereof and the obligations of the Company and the trustee to hold funds in trust and to apply such funds pursuant to the terms of the indenture, with respect to issuing temporary debt securities, with respect to the registration, transfer and exchange of debt securities, with respect to the replacement of mutilated, destroyed, lost or stolen debt securities and with respect to the maintenance of an office or agency for payment, shall in each case survive such satisfaction and discharge.

Unless inapplicable to debt securities of a series pursuant to the terms thereof, the indenture provides that (i) the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities issued thereunder of any series, and the provisions of such indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series (“defeasance”) and (ii) (1) the Company may omit to comply with the covenant under “—Consolidation, Merger and Sale of Assets” and any other additional covenants established pursuant to the terms of such series, and such omission shall be deemed not to be an event of default under clause (d) or (f) of the first paragraph of “—Events of Default” and (2) the occurrence of any event described in clause (f) of the first paragraph of “—Events of Default” shall not be deemed to be an event of default, in each case with respect to the outstanding debt securities of such series ((1) and (2) of this clause (ii), “covenant defeasance”); provided that the following conditions shall have been satisfied with respect to such series:

(a)

the Company has irrevocably deposited in trust with the applicable trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest of the debt securities of such series, money or government obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the applicable trustee) without consideration of any reinvestment to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the applicable trustee), as the case may be;

(b)	such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, such indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

(c)	no event of default or event which with notice or lapse of time would become an event of default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit;

(d)	the Company shall have delivered to such trustee an opinion of counsel as described in the indenture to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this provision of such indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance had not occurred;

(e)	the Company has delivered to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the defeasance contemplated have been complied with;

(f)	if the debt securities are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or in another manner satisfactory to the trustee; and

(g)	any such defeasance or covenant defeasance shall comply with any additional or substitute terms provided for by the terms of such debt securities of such series.

Notwithstanding a defeasance or covenant defeasance, the Company’s obligations with respect to the following in respect of debt securities of such series will survive with respect to such securities until otherwise terminated or discharged under the terms of the indenture or no debt securities of such series are outstanding:

(a)	the rights of holders of outstanding debt securities of such series to receive payments in respect of the principal of, interest on or premium or additional amounts, if any, payable in respect of, such debt securities when such payments are due from the trust referred in clause (a) in the preceding paragraph;

(b)	the issuance of temporary debt securities, the registration, transfer and exchange of debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and holding payments in trust;

(c)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(d)	the defeasance or covenant defeasance provisions of the indenture.

Applicable Law

The indenture provides that the debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

About the Trustee

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture.

DESCRIPTION OF CAPITAL STOCK

Preferred Stock

Under our amended and restated certificate of incorporation, as supplemented, we are authorized to issue up to 30,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. As of May 24, 2012, there were no shares of preferred stock issued and outstanding.

The following description of preferred stock sets forth certain general terms and provisions of the series of preferred stock to which any prospectus supplement may relate. The prospectus supplement relating to a particular series of preferred stock will describe certain other terms of such series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the related prospectus supplement are not complete and are qualified in their entirety by reference to the certificate of incorporation and to the certificate of designation relating to that series of preferred stock.

The rights of the holders of each series of preferred stock will be subordinate to those of our general creditors.

General Terms of the Preferred Stock

The certificate of incorporation will set forth the designations, preferences, and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions of the preferred stock of each series. To the extent the certificate of incorporation does not set forth the rights and limitations, they will be fixed by the certificate of designation relating to the series. A prospectus supplement relating to each series will specify the terms of the preferred stock as follows:

•	the distinctive designation of the series and the number of shares which shall constitute the series;

•

the rate of dividends, if any, payable on shares of the series, the date, if any, from which the dividends shall accrue, the conditions upon which and the date when the dividends shall be payable, and whether the dividends shall be cumulative or noncumulative;

•	the amounts which the holders of the preferred stock of the series shall be entitled to be paid in the event of a voluntary or involuntary liquidation, dissolution, or winding up of Williams; and

•	whether or not the preferred stock of the series shall be redeemable and at what times and under what conditions and the amount or amounts payable thereon in the event of redemption.

The prospectus supplement may, in a manner not inconsistent with the provisions of the certificate of incorporation:

•	limit the number of shares of the series that may be issued;

•

provide for a sinking fund for the purchase or redemption or a purchase fund for the purchase of shares of the series, set forth the terms and provisions governing the operation of any fund, and establish the status as to reissue of shares of preferred stock purchased or otherwise reacquired or redeemed or retired through the operation of the sinking or purchase fund;

•	grant voting rights to the holder of shares of the series, in addition to and not inconsistent with those granted by the certificate of incorporation to the holders of preferred stock;

•

impose conditions or restrictions upon the creation of indebtedness of Williams or upon the issue of additional preferred stock or other capital stock ranking equally with or prior to the preferred stock or capital stock as to dividends or distribution of assets on liquidation;

•	impose conditions or restrictions upon the payment of dividends upon, the making of other distributions to, or the acquisition of junior stock;

•	grant to the holders of the preferred stock of the series the right to convert the preferred stock into shares of another series or class of capital stock; or

•	grant other special rights to the holders of shares of the series as the board of directors may determine and as shall not be inconsistent with the provisions of the certificate of incorporation.

Dividends

Holders of the preferred stock of any series shall be entitled to receive, when, as and if declared by the board of directors, preferential dividends in cash at the annual rate, if any, fixed for the series. Their entitlement will be subject to any limitations specified in the certificate of incorporation and in the certificate of designation providing for the issuance of a particular series of preferred stock. The certificate of designation providing for the issuance of preferred stock of the series may specify the date on which the preferential dividends are payable. The preferential dividends shall further be payable to stockholders of record on a date which precedes each dividend payment date which the board of directors has fixed in advance of each particular dividend.

Each share of preferred stock shall rank on a parity with each other share of preferred stock, irrespective of series, with respect to preferential dividends accrued on the shares of the series. We will not declare or pay any dividend nor will we set apart a dividend for payment for the preferred stock of any series unless at the same time we declare, pay, or set apart a dividend in like proportion to the dividends accrued upon the preferred stock of each other series. This does not, however, prevent us from authorizing or issuing one or more series of preferred stock bearing dividends subject to contingencies as to the existence or amount of our earnings during one or more fiscal periods, or as to other events, to which dividends on other series of preferred stock are not subject.

So long as any shares of preferred stock remain outstanding, we will not, unless all dividends accrued on outstanding shares of preferred stock for all past dividend periods shall have been paid or declared and a sum sufficient for the payment of the dividends set apart:

•	pay or declare any dividends whatsoever, whether in cash, stock, or otherwise;

•	make any distribution on any class of junior stock; or

•	purchase, retire, or otherwise acquire for valuable consideration any shares of preferred stock (subject to certain limitations) or junior stock.

As a holding company, our ability to pay dividends on the preferred stock will depend upon the payment of dividends, interest, or other charges by our subsidiaries to us. Debt instruments of certain of our subsidiaries may limit the amount of payments to us, which could affect the amount of funds available to us to pay dividends on the preferred stock.

The registrar, transfer agent, and dividend disbursing agent for the preferred stock will be named in the applicable prospectus supplement.

Redemption

With the approval of our board of directors, we may redeem all or any part of the preferred stock of any series that by its terms is redeemable. Redemption will take place at the time or times and on the terms and conditions fixed for the series. We must duly give notice in the manner provided in the certificate of designation providing for the series. We must pay for preferred stock in cash the sum fixed for the series, together, in each case, with an amount equal to accrued and unpaid dividends on the series of preferred stock. The certificate of designation providing for a series of preferred stock that is subject to redemption may provide, upon the two conditions discussed below, that the shares will no longer be deemed outstanding, and all rights with respect to the shares will cease, including the accrual of further dividends, other than the right to receive the redemption price of the shares without interest, when:

•	we have given notice of redemption of all or part of the shares of the series; and

•

we have set aside or deposited with a suitable depositary for the proportionate benefit of the shares called for redemption the redemption price of the shares, together with accrued dividends to the date fixed as the redemption date.

Redemption will terminate the right of holders of the preferred stock to accrual of further dividends. Redemption will not, however, terminate the right of holders of the shares redeemed to receive the redemption price for the shares without interest.

Voting Rights

The preferred stock will have no right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of stockholders, except as:

•	stated in this prospectus or the applicable prospectus supplement;

•	expressly provided by law; or

•	provided in the certificate of designation of the series of preferred stock.

On any matters on which the holders of the preferred stock or any series thereof shall be entitled to vote separately as a class or series, they shall be entitled to one vote for each share held.

So long as any shares of preferred stock are outstanding, we must not, during the continuance of any default in the payment of dividends on the preferred stock, redeem or otherwise acquire for value any shares of the preferred stock or of any other stock ranking on a parity with the preferred stock concerning dividends or distribution of assets on liquidation. Holders of a majority of the number of shares of preferred stock outstanding at the time may, however, permit such a redemption by giving their consent in person or by proxy, either in writing or by vote at any annual meeting or any special meeting called for the purpose.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of Williams, the holders of the preferred stock of the respective series are entitled to be paid in full the following amounts:

•	the amount fixed in the certificate of designation providing for the issue of shares of the series; plus

•	a sum equal to all accrued and unpaid dividends on the shares of preferred stock to the date of payment of the dividends.

We must have made this payment in full to the holders of the preferred stock before we may make any distribution or payment to the holders of any class of stock ranking junior to the preferred stock as to dividends or distribution of assets on liquidation. After we have made this payment in full to the holders of the preferred stock, our remaining assets and funds will be distributed among the holders of our stock ranking junior to the preferred stock according to their rights. If our assets available for distribution to holders of preferred stock are sufficient to make the payment required to be made in full, these assets will be distributed to the holders of shares of preferred stock proportionately to the amounts payable upon each share of preferred stock.

Common Stock

As of the date of this prospectus, we are authorized to issue up to 960,000,000 shares of common stock, par value $1.00 per share. As of May 23, 2012, we had 660,636,847 issued and outstanding shares of common stock. In addition, as of May 22, 2012, 12,190,144 shares of common stock were subject to options or deferred rights outstanding under various stock and compensation incentive plans. The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. Computershare Trust Company, N.A. (“Computershare”) is the transfer agent and registrar for our common stock. Our common stock is listed on the New York Stock Exchange under the ticker symbol “WMB.”

Dividends

The holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of any outstanding preferred stock.

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up of the affairs of Williams, the holders of our common stock will be entitled to share equally in any assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

Preferred Stock Purchase Rights

On September 21, 2004, we entered into an amended and restated rights agreement (as amended, the “Rights Agreement”) with UMB Bank N.A. (successor to EquiServe Trust Company, N.A.), as rights agent. The Rights Agreement provides for a one-third preferred stock purchase right for each outstanding share of our common stock (subject to adjustment for stock splits, stock dividends and recapitalizations with respect to our common stock). The rights trade automatically with shares of common stock and become exercisable only under the circumstances described below. The rights are designed to protect the interests of us and our stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with our board of directors prior to attempting a takeover and to provide the board of directors with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The rights may have anti-takeover effects. The rights should not, however, interfere with a merger or other business combination approved by our board of directors.

Until a right is exercised, the right does not entitle the holder to additional rights as a stockholder, including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each right entitles its holder to purchase from us one two-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise or purchase price of $50.00 per right, subject to adjustment. Each share of Series A Junior Participating Preferred Stock entitles the holder to receive quarterly dividends payable in cash of an amount per share equal to the greater of:

•	(a) $120 (reflecting adjustments for stock splits subsequent to the adoption of the Certificate of Designations for the Series A Junior Participating Preferred Stock), or

•

(b) 1,200 (reflecting adjustments for stock splits subsequent to the adoption of the Certificate of Designations for the Series A Junior Participating Preferred Stock) times the aggregate per share amount of all cash dividends declared since the immediately preceding quarterly dividend payment date; plus 1,200 (reflecting adjustments for stock splits subsequent to the adoption of the Certificate of Designations for the Series A Junior Participating Preferred Stock) times the aggregate per share amount payable in kind of all non-cash dividends or other distributions other than dividends payable in common stock declared since the immediately preceding quarterly dividend payment date.

The dividends on the Series A Junior Participating Preferred Stock are cumulative. Holders of Series A Junior Participating Preferred Stock have voting rights entitling them to 1,200 (reflecting adjustments for stock splits subsequent to the adoption of the Certificate of Designations for the Series A Junior Participating Preferred Stock) votes per share on all matters submitted to a vote of our stockholders.

In general, the rights will not be exercisable until the distribution date, which is the earlier of (a) the date of the first Section 11(a)(ii) Event (as defined below) or the date of the first Section 13 Event (as defined below) and (b) the close of business on the 10th business day (or such later date as our board shall determine) after the commencement of a tender or exchange offer for 15% or more of our outstanding common stock. A person or group acquiring at least 15% of our common stock is referred to as an “acquiring person” below.

In the event that a person or group acquires beneficial ownership of 15% or more of our outstanding common stock as described in Section 11(a)(ii) of the Rights Agreement (a “Section 11(a)(ii) Event”) and the expiration date has not occurred prior to the tenth business day after a Section 11(a)(ii) Event, each holder of a right will have the right to exercise and receive common stock having a value equal to two times the exercise price of the right. The exercise price is the purchase price times the number of shares of common stock associated with each right. Any rights that are at any time beneficially owned by an acquiring person will be null and void and any holder of such right will be unable to exercise or transfer the right.

In the event that at any time prior to the earlier of the redemption date or the expiration date as defined in the Rights Agreement, a Section 13 Event as described in Section 13 of the Rights Agreement occurs, each right becomes exercisable and each right will entitle its holder to receive common stock of the principal party having a value equal to two times the exercise price of the right. A Section 13 Event is where we either (a) engage in a merger or other business combination in which we are not the surviving corporation, (b) engage in a merger or other business combination in which we are the surviving corporation but all or a part of our common stock is changed or exchanged, or (c) sell or transfer 50% or more of our assets, cash flow or earning power.

The rights will expire at the close of business on September 21, 2014, unless redeemed before that time. At any time prior to the earlier of (a) a Section 11(a)(ii) Event, (b) the date of the first Section 13 Event, and (c) September 21, 2014, our board may redeem the rights in whole, but not in part, at a price of $0.01 per right. Prior to the date of the first Section 11(a)(ii) Event or the date of the first Section 13 Event, we may amend the Rights Agreement in any respect without the approval of the rights holders. However, after the date of the first Section 11(a)(ii) Event or the date of the first Section 13 Event, the Rights Agreement may not be amended in any way that would adversely affect the holders of rights (other than any acquiring person or a principal party). The Series A Junior Participating Preferred Stock ranks junior to all other existing and future series of our preferred stock as to the payment of dividends and the distribution of assets unless the terms of the series specify otherwise. Holders should refer to the applicable provisions of the Rights Agreement, which we filed with the SEC as Exhibit 4.1 to our Current Report on Form 8-K filed September 21, 2004.

Certain Certificate of Incorporation Provisions

We currently have the following provisions in our charter or bylaws that could be considered to be “anti-takeover” provisions:

•

an article in our charter providing that until the annual meeting of stockholders in 2013, directors cannot be removed except for cause and by the affirmative vote of three-fourths of the outstanding shares of common stock;

•

an article in our charter requiring the affirmative vote of three-fourths of the outstanding shares of common stock for certain merger and asset sale transactions with holders of more than five percent of the voting power of Williams;

•	a bylaw that only permits our chairman of the board, president or a majority of the board to call a special meeting of the stockholders; and

•	a bylaw requiring stockholders to provide prior notice for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders meetings.

We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder, which is defined generally as a person owning 15% or more of our outstanding voting stock, from engaging in a business combination with us for three years following the date that person became an interested stockholder unless:

•

before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of Williams or by certain employee stock plans); or

•

on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of a least 66 2/3% of our outstanding voting stock (excluding shares held by the interested stockholder).

A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock, or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock, and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Gibson, Dunn & Crutcher LLP. Any agents or underwriters will be represented by their own legal counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of The Williams Companies, Inc. appearing in The Williams Companies, Inc.’s Amendment No. 2 on Form 10-K/A to the Annual Report for the year ended December 31, 2011 (including schedules appearing therein) filed with the SEC on May 1, 2012, and the effectiveness of The Williams Companies, Inc.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which report on the effectiveness of internal control over financial reporting concludes, among other things, that The Williams Companies, Inc. did not maintain effective internal control over financial reporting as of December 31, 2011, based on Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein, included in the Form 10-K/A, and incorporated herein by reference which, as to their report on the consolidated financial statements for the years 2011 and 2010, is based in part on the report of Deloitte & Touche LLP, independent registered public accounting firm. Such consolidated financial statements and The Williams Companies, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, which concludes, among other things, that The Williams Companies, Inc. did not maintain effective internal control over financial reporting as of December 31, 2011, based on Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein, are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

$             % Senior Notes due

$             % Senior Notes due

PROSPECTUS SUPPLEMENT

June     , 2014

Joint Book-Running Managers

Barclays	Citigroup	UBS Investment Bank